     As Filed with the Securities and Exchange Commission on March 3, 1994
                                                          Registration No. 33-
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             TERRA INDUSTRIES INC.
             (Exact name of registrant as specified in its charter)
                  MARYLAND                                 52-1145429
        (State or other jurisdiction                    (I.R.S. Employer
      of incorporation or organization)             Identification Number)

                 TERRA CENTRE, 600 FOURTH STREET, P.O. BOX 6000
                          SIOUX CITY, IOWA 51102-6000
                                 (712) 277-1340
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                              GEORGE H. VALENTINE
            VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY
                 TERRA CENTRE, 600 FOURTH STREET, P.O. BOX 6000
                          SIOUX CITY, IOWA  51102-6000
                                 (712) 277-1340
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   COPIES TO:

                 SCOTT N. GIERKE, P.C.                VALERIE FORD JACOB
                 McDermott, Will & Emery              Fried, Frank, Harris,
                 227 West Monroe Street                Shriver & Jacobson
                 Chicago, Illinois  60606             One New York Plaza
                                                      New York, New York 10004

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this form are to be offered on a delayed or a continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
            -------------------------------------------------------------------------------------------------------------------
            -------------------------------------------------------------------------------------------------------------------
                                                                          PROPOSED                PROPOSED
                                                                           MAXIMUM                 MAXIMUM            AMOUNT OF
                   TITLE OF EACH CLASS OF           AMOUNT TO BE        OFFERING PRICE           AGGREGATE           REGISTRATION
                 SECURITIES TO BE REGISTERED        REGISTERED(1)        PER LYON(2)         OFFERING PRICE (2)           FEE
            -------------------------------------------------------------------------------------------------------------------
             Liquid Yield Option(TM) Notes
               Due 2009  . . . . . . . . . . .      $230,000,000           $552.07              $126,976,100           $43,786
            -------------------------------------------------------------------------------------------------------------------
             Common Shares, without par value            (3)                 N/A                    N/A                  N/A
            -------------------------------------------------------------------------------------------------------------------
            -------------------------------------------------------------------------------------------------------------------

(TM) Trademark of Merrill Lynch & Co., Inc.
(1) Includes $30,000,000 principal amount at maturity of LYONs subject to the Underwriter's over-allotment option.
(2) Estimated in accordance with Rule 457 under the Securities Act of 1933 solely for purposes of calculating the registration fee.
(3) Such undeterminable number of Common Shares as may be required for issuance upon conversion of the LYONs being registered hereunder.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

                                                                     Exhibit 4


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED MARCH 3, 1994
PROSPECTUS
                                  $200,000,000
                             TERRA INDUSTRIES INC.
                    LIQUID YIELD OPTION(TM) NOTES DUE 2009
                             (ZERO COUPON-SENIOR)

        The issue price of each Liquid Yield Option(TM) Note ("LYON") to be
issued by Terra Industries Inc. (the "Company") will be $         ( % of
principal amount at maturity) (the "Issue Price"), and there will be no
periodic payments of interest.  The LYONs will mature on        , 2009.  The
Issue Price of each LYON represents a yield to maturity of   % per annum
(computed on a semi-annual bond equivalent basis) calculated from            ,
1994. The LYONs will be senior indebtedness of the Company. The Company is a holding company and the LYONs will be effectively subordinated to all existing and future liabilities, including indebtedness, of the Company's subsidiaries. As of December 31, 1993, such subsidiaries had approximately $282 million of total liabilities, including approximately $57 million of indebtedness. See "Capitalization" and "Description of LYONs--Ranking and Holding Company Structure."

        Each LYON will be convertible at the option of the Holder at any time on or prior to maturity, unless previously redeemed or otherwise purchased by the Company, into common shares, without par value, of the Company (the "Common
Shares") at a conversion rate of      shares per LYON (the "Conversion Rate").
The Conversion Rate will not be adjusted for accrued original issue discount ("OID"), but will be subject to adjustment upon the occurrence of certain events affecting the Common Shares. The foregoing is subject to the Company's right to pay cash equal to the market value of the Common Shares for which the LYONs are convertible in lieu, in whole or in part, of delivering Common Shares. Upon conversion, the Holder will not receive any cash payment representing accrued OID; such accrued OID will be deemed paid by the Common Shares, and/or cash in lieu thereof, received on conversion. See "Description of LYONs--Conversion Rights." On March 2, 1994, the last reported sale price of the Common Shares on the New York Stock Exchange ("NYSE") Composite Tape was
$8 1/8 per share.

        The LYONs will be purchased by the Company, at the option of the
Holder, as of           , 1999 and           , 2004 (each, a "Purchase Date")
for a Purchase Price per LYON of $         and $         (Issue Price plus
accrued OID through each Purchase Date), respectively, representing a yield per
annum to the Holder on each such date of    %, computed on a semi-annual bond
equivalent basis. The Company, at its option, may elect to pay the Purchase Price on any Purchase Date in cash or Common Shares at the market value at that time, or any combination thereof. See "Description of LYONs--Purchase of LYONs at the Option of the Holder." In addition, as of 35 business days after the occurrence of any Change in Control of the Company occurring on or prior to
  , 1999, the LYONs will be purchased for cash by the Company, at the option of the Holder, for a Change in Control Purchase Price equal to the Issue Price plus accrued OID through the date set for such purchase. See "Description of LYONs -- Change in Control Permits Purchase of LYONs at the Option of the Holder."

        The LYONs are not redeemable by the Company prior to           , 1999.
On and after that date, the LYONs are redeemable for cash at the option of the Company, in whole or in part, at Redemption Prices equal to the Issue Price plus accrued OID through the date of redemption. See "Description of LYONs--Redemption of LYONs at the Option of the Company."

        For a discussion of certain United States federal income tax consequences for Holders of LYONs, see "Certain United States Federal Tax Considerations."

        Application will be made to list the LYONs on the NYSE. The Common Shares are currently listed on the NYSE and the Toronto Stock Exchange (the "TSE") under the symbol TRA.

        SEE "INVESTMENT CONSIDERATIONS" FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE PURCHASERS OF THE LYONS OFFERED HEREBY.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


- --------------------------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------------------------
                                PRINCIPAL AMOUNT           PRICE TO               UNDERWRITING              PROCEEDS TO
                                   AT MATURITY              PUBLIC                DISCOUNT (1)              COMPANY (2)
- --------------------------------------------------------------------------------------------------------------------------------
 Per LYON  . . . . . . . .            100%                            %                        %                          %
- --------------------------------------------------------------------------------------------------------------------------------
 Total(3)  . . . . . . . .        $200,000,000               $                       $                         $
- --------------------------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriter against certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $         .
(3) The Company has granted the Underwriter an option, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional $30,000,000 aggregate principal amount at maturity of LYONs on the same terms as set forth above to cover over-allotments, if any. If the option is exercised in full, the total Principal Amount at Maturity, Price to Public, Underwriting Discount and Proceeds to Company will be $230,000,000,
    $        , $           and $          , respectively.  See "Underwriting."

        The LYONs are offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by the Underwriter, and subject to approval of certain legal matters by counsel for the Underwriter and certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the LYONs will be made, in book-entry form only, through the
facilities of The Depository Trust Company, on or about            , 1994.

(TM) Trademark of Merrill Lynch & Co., Inc.

                              Merrill Lynch & Co.
                 The date of this Prospectus is        , 1994.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the regional offices of the Commission, located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60604 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such information can also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York, 10005. The Company has filed with the Commission a Registration Statement on Form S-3, of which this Prospectus constitutes a part (together with any amendments thereto, the "Registration Statement"), under the Securities Act with respect to the LYONs offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission and to which reference is hereby made for further information with respect to the Company and the LYONs offered hereby. Statements made in this Prospectus concerning the contents of any documents referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, its Current Report on Form 8-K filed January 14, 1994 and all other reports filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering made hereby are incorporated herein by reference.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in an amendment or supplement hereto which also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide, without charge, to each person to whom a Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above that have been incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into the documents that are incorporated herein). Requests for such copies should be directed to: George H. Valentine, Esq., Vice President, General Counsel and Corporate Secretary, Terra Industries Inc., Terra Centre, 600 Fourth Street, P.O. Box 6000, Sioux City, Iowa 51102-6000, telephone (712) 277-1340.

         IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE LYONS OFFERED HEREBY OR THE COMPANY'S COMMON SHARES, OR BOTH, AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OPEN MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                     [MAP]

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and consolidated financial statements (and notes thereto) included elsewhere or incorporated by reference in this Prospectus. Except as otherwise noted, all information in this Prospectus assumes no exercise of the Underwriter's over-allotment option. Except as otherwise indicated, all financial information regarding Terra Industries Inc. and its subsidiaries is presented on the basis of generally accepted accounting principles. Unless otherwise referred to herein or the context otherwise requires, references to the "Company" shall mean Terra Industries Inc. and its direct and indirect subsidiaries, and references to "Terra Industries" shall mean Terra Industries Inc.

                                  THE COMPANY

         The Company is a leading producer of fertilizer, and a leading marketer of fertilizer, crop protection and seed products. The Company owns and operates the largest independent farm service center network in North America and is the second largest supplier of crop production inputs in the United States. In addition to marketing and producing crop production products, the Company provides its grower customers with a comprehensive selection of value-added services such as soil and plant tissue analysis, crop production program recommendations, custom blending of fertilizers, field application services, pest control-inspections, crop performance follow-up and financing to selected growers.

         The Company's business strategy is to be the supplier of choice for crop production products and services. The Company's growth strategy is to strengthen its market leadership position by increasing sales and improving operating margins. Key elements of this strategy include (i) increasing distribution volumes by expanding sales from Company-owned locations and its affiliated dealer network, (ii) making strategic acquisitions of production and distribution facilities, (iii) changing its product mix to include a higher portion of its more profitable private label products and (iv) continuing to build customer loyalty by providing value-added services.

         The Company's distribution network is comprised of approximately 350 farm service centers, 58 fertilizer storage facilities and 770 affiliated dealers serving the 48 contiguous United States and three provinces in the eastern region of Canada. This network is served by independent suppliers and the Company's production facilities, which include three nitrogen fertilizer plants, one crop protection chemical formulation plant and seven liquid chemical formulation facilities.

         The Company markets its line of crop protection and production products to farmers and dealers primarily in the midwestern, southern, southwestern and southeastern regions of the United States, and the eastern region of Canada. During 1993, approximately 60% of the Company's distribution revenues consisted of retail sales to growers while 40% were at wholesale to dealers.

         On March 31, 1993, the Company expanded its operations into Canada through its acquisition of a fertilizer production operation, two Agromart(R) farm service centers and a 50% interest in 30 other Agromart(R) farm service centers. On December 31, 1993, the Company acquired the business and substantially all the assets of Asgrow Florida Company, a leading distributor of fertilizer, crop protection products and seed to the vegetable, citrus and ornamental markets in Florida.

                                  THE OFFERING

LYONs . . . . . . . . . . . . . . . . .    $200,000,000 aggregate principal amount at maturity ($230,000,000 aggregate principal amount at maturity if the Underwriter's over-allotment option is exercised in full) of
                                           LYONs due           , 2009.  There will be no periodic interest payments on the
                                           LYONs.  Each LYON will have an Issue Price of $           and a principal amount at
                                           maturity of $1,000.

Yield to Maturity of LYONs  . . . . . .       % per annum (computed on a semi-annual bond equivalent basis) calculated from
                                                   , 1994.

Conversion Rights . . . . . . . . . . .    Each LYON will be convertible, at the option of the Holder, at any time on or prior to maturity, unless previously redeemed or otherwise purchased by the Company, into
                                           Common Shares at the Conversion Rate of      Common Shares per LYON.  The Conversion Rate
                                           will not be adjusted for accrued OID, but will be subject to adjustment upon the occurrence of certain events affecting the Common Shares.  The foregoing is subject to the Company's right to pay cash equal to the market value of the Common Shares for which the Common Shares are convertible in lieu, in whole or in part, of delivering Common
                                           Shares.  A Holder may not withdraw his conversion notice if the Company elects to pay cash in lieu of delivering Common Shares.  Upon conversion, the Holder will not receive any cash payment representing accrued OID; such accrued OID will be deemed paid by the
                                           Common Shares and/or cash received on conversion.  See "Description of LYONs--Conversion
                                           Rights."

Ranking and Holding
  Company Structure . . . . . . . . . .    The LYONs will be senior indebtedness of Terra Industries.  As of December 31, 1993,
                                           Terra Industries had no outstanding senior indebtedness.

                                           Terra Industries is a holding company and the LYONs will be effectively subordinated to all existing and future liabilities, including indebtedness, of subsidiaries of Terra
                                           Industries.  As of December 31, 1993, Terra Industries' subsidiaries had approximately
                                           $282 million of total liabilities, including approximately $57 million of indebtedness.
                                           The indenture for the LYONs (the "Indenture") contains no limitation on liens or the amount of additional indebtedness that may be incurred by Terra Industries and its subsidiaries.  See "Description of LYONs -- Ranking and Holding Company Structure."

Original Issue Discount . . . . . . . .    Each LYON is being offered at an OID for United States Federal income tax purposes equal to the excess of the principal amount at maturity of the LYON over the amount of its Issue Price. Prospective purchasers of LYONs should be aware that, although there will be no periodic payments of interest on the LYONs, accrued OID will be includable periodically in a Holder's gross income for United States Federal income tax purposes prior to conversion, redemption, other disposition or maturity of such Holder's LYONs, whether or not such LYONs are ultimately converted, redeemed, sold (to the Company or otherwise) or paid at


                                           maturity.  See "Certain United States Federal Tax Considerations--U.S. Holders--
                                           Original Issue Discount."

Sinking Fund  . . . . . . . . . . . . .    None.

Optional Redemption . . . . . . . . . .    The LYONs will not be redeemable by the Company prior to            , 1999.  On and
                                           after that date, the LYONs are redeemable for cash at any time at the option of the
                                           Company, in whole or in part, at Redemption Prices equal to the Issue Price plus accrued
                                           OID through the date of redemption.  See "Description of LYONs--Redemption of LYONs at
                                           the Option of the Company."

Purchase at the Option
  of the Holder . . . . . . . . . . . .    The Company will purchase any LYON, at the option of the Holder, as of           , 1999
                                           and       , 2004, for a Purchase Price per LYON of $         and $         (representing
                                           the Issue Price plus accrued OID through such Purchase Date), respectively, representing
                                           a     % yield per annum to the Holder upon such date, computed on a semi-annual bond equivalent basis.  Subject to certain exceptions, the Company, at its option, may elect to pay the Purchase Price on any such Purchase Date in cash or Common Shares at the market value of such Common Shares at that time, or any combination thereof.  In addition, as of 35 business days after the occurrence of a Change in Control of the
                                           Company occurring on or prior to           , 1999, the Company will purchase for cash any
                                           LYON, at the option of the Holder, for a Change in Control Purchase Price equal to the
                                           Issue Price plus accrued OID through the Change in Control Purchase Date.  See
                                           "Description of LYONs--Purchase of LYONs at the Option of the Holder" and "Description
                                           of LYONs--Change in Control Permits Purchase of LYONs at the Option of the Holder" for a
                                           summary of these provisions and the definition of "Change in Control."

Use of Proceeds   . . . . . . . . . . .    Of the estimated net proceeds, approximately $75 million will be used to retire certain indebtedness of the Company and the balance will be available for the Company's general corporate purposes, including acquisitions.  See "Use of Proceeds."

Listing . . . . . . . . . . . . . . . .    Application will be made to list the LYONs on the NYSE.  The Common Shares are currently listed on the NYSE and the TSE under the symbol TRA.

                             SUMMARY FINANCIAL DATA

         Set forth below are summary consolidated financial data for the Company at and for the periods indicated. The following information should be read in conjunction with the consolidated financial statements and the related notes of the Company included elsewhere and incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

                                                           YEARS ENDED DECEMBER 31,
                                   ------------------------------------------------------------------------
                                       1989           1990          1991           1992           1993
                                   ------------   ------------  ------------   ------------   -------------
                                                     (in thousands, except per share data)
 STATEMENT OF INCOME DATA:
 Total revenues  . . . . . . . .   $    949,458   $    962,202  $  1,022,597   $  1,082,191   $   1,238,001
 Cost of sales . . . . . . . . .        798,407        806,772       849,684        904,246       1,021,187
 Depreciation and amortization .         14,242         14,997        14,399         14,994          15,470
 Selling, general &
 administrative expense  . . . .        124,628        138,315       132,845        137,232         161,791
 Equity in unconsolidated                     -              -             -              -          (2,275)
 affiliates  . . . . . . . . . .
                                   ------------   ------------  ------------   ------------   -------------


 Income before interest and
 income taxes  . . . . . . . . .         12,181          2,118        25,669         25,719          41,828

 Net interest expense  . . . . .         17,134         17,056        12,563          7,533           9,683
                                   ------------   ------------  ------------   ------------   -------------
 Income (loss) from
    continuing operations
    before income taxes  . . . .         (4,953)       (14,938)       13,016         18,186          32,145
 Income tax (provision) benefit.            316            816        (1,073)        (7,757)         (9,300)
                                   ------------   ------------  ------------   ------------   -------------
 Income (loss) from
    continuing operations  . . .         (4,637)       (14,122)       12,033         10,429          22,845
 Income (loss) from
    discontinued operations  . .         29,808        (94,379)     (168,808)        (1,665)              -
                                   ------------   ------------  ------------   ------------   -------------
 Income (loss) before
    extraordinary items and
    cumulative effect of
    accounting changes . . . . .         25,171       (108,501)     (156,775)         8,764          22,845
 Extraordinary gain  . . . . . .              -              -         5,115              -               -
 Cumulative effect of
    accounting changes . . . . .              -              -             -         22,265               -
                                   ------------   ------------  ------------   ------------   -------------
 Net income (loss) . . . . . . .   $     25,171   $   (108,501) $   (151,660)  $     31,029   $      22,845
                                   ------------   ------------  ------------   ------------   -------------
                                   ------------   ------------  ------------   ------------   -------------

 Per Common Share:
      Income (loss) from
      continuing operations . . .   $     (0.07)   $     (0.21)  $      0.18   $       0.15   $        0.33

      Income (loss) from
      discontinued operations . .          0.45          (1.43)        (2.51)         (0.02)              -
                                   ------------   ------------  ------------   ------------   -------------

      Income (loss) before
        extraordinary items  . .           0.38          (1.64)        (2.33)          0.13            0.33
      Extraordinary gain . . . .              -              -          0.07              -               -
      Cumulative effect of
        accounting changes . . .              -              -             -           0.32               -
                                   ------------   ------------  ------------   ------------   -------------
      Net Income (loss)  . . . .   $       0.38   $      (1.64) $      (2.26)  $       0.45   $        0.33
                                   ------------   ------------  ------------   ------------   -------------
                                   ------------   ------------  ------------   ------------   -------------
      Dividends  . . . . . . . .   $       0.09   $       0.12  $          -   $          -   $        0.02
                                   ------------   ------------  ------------   ------------   -------------
                                   ------------   ------------  ------------   ------------   -------------
      Ratio of earnings to
       fixed charges(3) . . . .    $          -   $          -  $      1.6x    $       2.1x   $        2.4x
                                   ------------   ------------  ------------   ------------   -------------
                                   ------------   ------------  ------------   ------------   -------------

                                                                                   AT DECEMBER 31, 1993
                                                                               ----------------------------
 BALANCE SHEET DATA:                                                              ACTUAL           AS ADJUSTED(1)
                                                                                  ------           -------------
                                                                                      (in thousands)
 Working capital . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $    231,287   $     259,518
 Total assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          634,482         666,371
 LYONs offered hereby  . . . . . . . . . . . . . . . . . . . . . . . . . .                -         106,431
 Other long-term debt(2) . . . . . . . . . . . . . . . . . . . . . . . . .          119,061          47,004
 Total stockholders' equity  . . . . . . . . . . . . . . . . . . . . . . .          242,980         240,495


- ---------------------------
(1) Adjusted to reflect the sale of the LYONs offered hereby. See "Use of Proceeds" and "Capitalization."
(2) Excludes current maturities.
(3) For the purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes, extraordinary items, cumulative effect of accounting changes and fixed charges. Fixed charges include interest expense and the portion of rents representative of the interest factor. For the years ended December 31, 1989 and 1990, earnings before fixed charges were insufficient to cover fixed charges by $4,953 and $14,938, respectively.

                           INVESTMENT CONSIDERATIONS

         Prospective investors should consider carefully, in addition to the other information in this Prospectus, the following factors before purchasing the LYONs offered hereby.

HOLDING COMPANY STRUCTURE

         Terra Industries' assets consist primarily of investments in its subsidiaries. As a result, Terra Industries' rights, and the rights of its creditors (including Holders of LYONs) to participate in the distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization will be subject to the prior claims of such subsidiary's creditors (including trade creditors), except to the extent that Terra Industries is itself recognized as a creditor of such subsidiary, in which case the claims of Terra Industries would still be subject to the claims of any secured creditor of such subsidiary and of any holder of indebtedness of such subsidiary senior to that held by Terra Industries. As of December 31, 1993, Terra Industries' subsidiaries had approximately $282 million of total liabilities, including approximately $57 million of indebtedness. There are no restrictions in the Indenture on the creation of additional senior indebtedness (or any other indebtedness). See "Ranking and Holding Company Structure."

         The LYONs are obligations exclusively of Terra Industries. Since the operations of Terra Industries are currently conducted through subsidiaries, Terra Industries' cash flow and its ability to service its debt, including the LYONs, is dependent upon the earnings of its subsidiaries and the distribution of those earnings to Terra Industries or upon loans or other payments of funds by those subsidiaries to Terra Industries. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due pursuant to the LYONs or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loan advances to Terra Industries by its subsidiaries are contingent upon the earnings of those subsidiaries and are subject to various business considerations and restrictive loan covenants.

VOTING CONTROL BY PRINCIPAL SHAREHOLDER

         Minorco, a Luxembourg corporation ("Minorco"), indirectly owns approximately 53% of the outstanding capital stock of the Company. Minorco is a publicly held international natural resources company with its principal interests in mining and the processing of gold, base metals and industrial materials, pulp, paper, packaging and in agribusiness. As a result of such beneficial ownership of Common Shares, Minorco is able to control the election of the Company's directors and the management and policies of the Company. In addition, the possible future sale by Minorco of all or a portion of the Common Shares held indirectly by it could adversely affect the market price of the Common Shares.

INDUSTRY CONSIDERATIONS

         The Company's future operating results are subject to certain external factors which are beyond the Company's control, including the number of planted acres; the types of crops planted; the effects general weather patterns have on the timing and duration of field work for crop planting and harvesting; the supply of crop inputs; the relative balance of supply and demand for nitrogen fertilizers; the availability and cost of natural gas; and the availability and cost of financing sources to fund seasonal working capital needs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Factors that Affect Operating Results."

SEASONALITY

         The agricultural products business is seasonal, based upon the planting, growing and harvesting cycles. Inventories must be accumulated in the first few months of the calendar year to be available for seasonal sales, requiring significant storage capacity. Inventory accumulations are financed by suppliers or short-term borrowings, which are retired with the proceeds of the sales of such inventory. In times of lower demand, the

Company can reduce purchases, thereby decreasing inventory carrying costs. Over half of the Company's sales generally occur during the second quarter of each year.

ENVIRONMENTAL REGULATION

         The Company's business activities are subject to stringent environmental regulation by federal, provincial state and local governmental authorities. There can be no assurance that existing regulations will not be revised or that new regulations will not be adopted or become applicable to the Company's business that would have a material and adverse affect on its business or financial condition.

COMPETITION

         The market for fertilizer, crop protection products, seed and services for agriculture is highly competitive. Nationally, sales attributable to the Company's farm service centers accounted for less than 10% of total crop production products. However, within the specific market areas served by its farm service centers, the Company's share of the market was substantially higher. The Company's competitors include cooperatives, divisions of diversified agribusiness companies, regional distributors and independent dealers, some of which have substantially greater financial and other resources than the Company. The Company competes primarily by providing a comprehensive line of products and by providing what the Company believes to be superior services to growers and dealers.

         Ten percent of the fertilizer produced by the Company is sold to its farm service centers, and the remaining 90% is sold to independent dealers, national retail chains and cooperatives located close to The Company's manufacturing plants. The Company competes with other manufacturers of nitrogen fertilizer principally on the basis of price, delivery terms and availability of products. The profitability of the Company, and the ability of the Company to repay amounts due on the LYONs, will depend on its ability to compete successfully.

                                  THE COMPANY

         The Company is a leading producer of fertilizer, and a leading marketer of fertilizer, crop protection and seed products. The Company owns and operates the largest independent farm service center network in North America and is the second largest supplier of crop production inputs in the United States. In addition to marketing and producing crop production products, the Company provides its grower customers a comprehensive selection of value-added services such as soil and plant tissue analysis, crop production program recommendations, custom blending of fertilizers, field application services, pest control-inspections, crop performance follow-up and financing to selected growers.

         The Company's business strategy is to be the supplier of choice for crop production products and services. The Company's growth strategy is to strengthen its market leadership position by increasing sales and improving operating margins. Key elements of this strategy include (i) increasing distribution volumes by expanding sales from Company-owned locations and its affiliated dealer network, (ii) making strategic acquisitions of production and distribution facilities, (iii) changing its product mix to include a higher portion of its more profitable private label products and (iv) continuing to build customer loyalty by providing value-added services.

         The Company's distribution network is comprised of approximately 350 farm service centers, 58 fertilizer storage facilities and 770 affiliated dealers serving the 48 contiguous United States and three provinces in the eastern region of Canada. This network is served by independent suppliers and the Company's production facilities which include three nitrogen fertilizer plants, one crop protection chemical formulation plant and seven liquid chemical formulation facilities.

         The Company markets its line of crop protection and production products to farmers and dealers primarily in the midwestern, southern, southwestern and southeastern regions of the United States, and the eastern region of Canada. During 1993, approximately 60% of the Company's distribution revenues consisted of retail sales to growers while 40% were at wholesale to dealers.

         On March 31, 1993, the Company expanded its operations into Canada through its acquisition of a fertilizer production operation, two Agromart(R) farm service centers and a 50% interest in 30 other Agromart(R) farm service centers for an aggregate consideration of $73 million (Cdn), of which
approximately $47 million (Cdn) was provided through lease financing.   On
December 31, 1993, the Company acquired for $31 million (plus certain purchase price adjustments) the business and substantially all the assets of Asgrow Florida Company, a leading distributor of fertilizer, crop protection products and seed to the vegetable, citrus and ornamental markets in Florida.

         The Company's principal executive offices are located at Terra Centre, 600 Fourth Street, P.O. Box 6000, Sioux City, Iowa 51102-6000 and its telephone number is (712) 277-1340.

                                USE OF PROCEEDS

         The net proceeds to the Company from the sale of the LYONs are
estimated to be approximately $   million ($    million if the Underwriter's
over-allotment option is exercised in full) net of estimated underwriting discounts and offering expenses. Approximately $75 million of such estimated net proceeds will be used to repay certain indebtedness incurred to fund the retirement of all of the Company's outstanding 8.5% Convertible Subordinated Debentures (the "Convertible Debentures"). The remaining estimated net proceeds will be used for general corporate purposes, including acquisitions and the expansion of the Company's existing operations. Pending any such uses, the net proceeds will be invested in short-term investment grade securities.

                    COMMON SHARES PRICE RANGE AND DIVIDENDS

         The Company's Common Shares are listed on the NYSE and the TSE under the symbol TRA. The following table sets forth the range of high and low sales prices for the Common Shares on the NYSE Composite Tape and the amount of dividends declared for the periods indicated.

                                                                       DIVIDENDS DECLARED
                                          HIGH          LOW            PER COMMON SHARE
                                          ----          ---            ------------------
         1992
First quarter . . . . . . . . . . . .     $6          $4 3/8             $        -
Second quarter  . . . . . . . . . . .      5 7/8       5                          -
Third quarter . . . . . . . . . . . .      5 3/8       4 1/2                      -
Fourth quarter  . . . . . . . . . . .      5 1/4       4 1/4                      -

         1993
First quarter . . . . . . . . . . . .     $4 7/8       3 3/4             $        -
Second quarter  . . . . . . . . . . .      4 1/4       3 1/2                      -
Third quarter . . . . . . . . . . . .      5           3 5/8                      -
Fourth quarter  . . . . . . . . . . .      7 7/8       4 1/2                   0.02

         1994
First quarter
(through March 2, 1994) . . . . . . .     $ 8 3/4    $ 6 7/8             $     0.02


         On March 2, 1994, the last reported sale price of the Common Shares on the NYSE Composite Tape was $8 1/8 per share. As of February 28, 1994, the Company had 5,774 shareholders of record.

         The Company has no restriction (other than under Maryland corporate law) with respect to the issuance or payments of dividends. While the Company intends to pay regular dividends on its Common Shares in the future, the decision to do so shall be made quarterly by the Board of Directors and is dependent upon the Company's earnings, financial position, capital requirements, credit agreements and such other factors as the Board of Directors deems relevant. As a holding company, Terra Industries' ability to pay dividends to its shareholders is partially dependent upon dividends and loans from its subsidiaries. The payment of dividends and the making of loan advances to Terra Industries by its subsidiaries are contingent upon the earnings of those subsidiaries and are subject to various business considerations and restrictive loan covenants.

                                 CAPITALIZATION

         Set forth below is the capitalization of the Company at December 31, 1993, and as adjusted to reflect the sale of LYONs offered by the Company hereby and the application of a portion of the net proceeds therefrom to fund the retirement of the Convertible Debentures. See "Use of Proceeds." This table should be read in conjunction with the Company's Consolidated Financial Statements and the related notes and other financial information included elsewhere or incorporated by reference in this Prospectus.

                                                                               At December 31, 1993
                                                                     ----------------------------------------
                                                                           ACTUAL             AS ADJUSTED
                                                                           ------             -----------
                                                                                  (IN THOUSANDS)
 SHORT-TERM DEBT, INCLUDING CURRENT MATURITIES
 OF LONG-TERM DEBT. . . . . . . . . . . . . . . . . . . .            $             9,636      $             9,636
                                                                     -------------------       ------------------
                                                                     -------------------       ------------------
 LONG-TERM DEBT:
    LYONS OFFERED HEREBY  . . . . . . . . . . . . . . . . . . . .    $                --      $           106,431

    CONVERTIBLE DEBENTURES . . . . . . . . . . . . . . . . . . .                  72,057                       --
    OTHER LONG-TERM DEBT   . . . . . . . . . . . . . . . . . . .                  47,004                   47,004
                                                                     -------------------      -------------------
       TOTAL LONG-TERM DEBT . . . . . . . . . . . . . . . . . . .                 119,061                  153,435
                                                                     -------------------       ------------------

 COMMON STOCKHOLDERS EQUITY:
    COMMON SHARES, WITHOUT PAR VALUE, 114,375,000 SHARES                         122,257                  122,257
    AUTHORIZED, 69,454,773 OUTSTANDING(1)  . . . . . . . . . . .
    PAID-IN-CAPITAL  . . . . . . . . . . . . . . . . . . . . . .                 516,128                  516,128
    CUMULATIVE TRANSLATION ADJUSTMENT  . . . . . . . . . . . . .                    (488)                    (488)
    ACCUMULATED DEFICIT  . . . . . . . . . . . . . . . . . . . .                (394,917)                (397,402)
                                                                     -------------------      -------------------
      TOTAL STOCKHOLDERS' EQUITY . . . . . . . . . . . . . . . .                 242,980                  240,495
                                                                     -------------------      -------------------
           TOTAL CAPITALIZATION  . . . . . . . . . . . . . . . .     $           362,041       $          393,930
                                                                     -------------------      -------------------
                                                                     -------------------      -------------------

(1) EXCLUDES 2,145,000 COMMON SHARES SUBJECT TO OUTSTANDING STOCK OPTIONS, OF WHICH 1,777,000 ARE CURRENTLY EXERCISABLE.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

         The following discussion is intended to provide information to facilitate the understanding and assessment of significant changes and trends related to the financial condition and results of operations of the Company. This discussion and analysis should be read in conjunction with the Company's Consolidated Financial Statements and the notes thereto included elsewhere or incorporated by reference in this Prospectus.

CONSOLIDATED RESULTS

         The Company's 1993 income from continuing operations was $22.8 million, or $0.33 per share, compared with 1992 income from continuing operations of $10.4 million, or $0.15 per share, and 1991 income from continuing operations of $12.0 million, or $0.18 per share. The Company's 1993 net income was $22.8 million, or $0.33 per share, compared with 1992 net income of $31.0 million, or $0.45 per share, and a 1991 net loss of $151.7 million, or $2.26 per share. Net income for 1992 included a credit of $22.3 million, or $0.32 per share, to recognize the combined effect of changes in accounting for income taxes and retiree medical benefits. Losses from discontinued businesses were $1.7 million and $168.8 million in 1992 and 1991, respectively. The 1991 results included an extraordinary gain of $5.1 million related to the retirement of Convertible Debentures.

FINANCIAL COMPARABILITY AND OVERVIEW

         During 1993, the Company expanded its operations through the acquisition of manufacturing and distribution businesses in Canada. Properties acquired in Canada were comprised of the lease of an anhydrous ammonia production and upgrading facility located near Sarnia, Ontario and ownership interests in 32 farm service centers in Ontario, New Brunswick and Nova Scotia. Two of the farm service centers are owned by Terra Canada and 30 are operated by companies in which Terra Canada has a 50% ownership interest. The Canadian properties, acquired as of March 31, 1993, contributed $98.3 million in revenues and $8.9 million in net income to the Company's 1993 results.

         The Company also purchased assets associated with 12 farm service centers in Florida (Terra Asgrow) on December 31, 1993. This acquisition had no effect on 1993 results of operations.

         During 1992, the Company adopted Statement of Financial Accounting Standards (SFAS) 106, "Employers' Accounting for Post-Retirement Benefits Other than Pensions" and SFAS 109, "Accounting for Income Taxes." The cumulative prior years' effect of these accounting changes as of January 1, 1992 was a credit of $22.3 million, or $0.32 per share. The credit resulted principally from the recognition of income tax benefits expected to be realized by the Company from its net operating loss (NOL) and tax credit carryforwards. The effect on 1992 income from continuing operations for these changes versus the methods used in 1991 was a reduction of $7.2 million, or $0.10 per share.

         As a result of the Company's decision to focus on agribusiness as its sole operating segment and a gain on the sale of remaining coal properties discontinued in 1990, the Company realized a $2.4 million gain on the disposition of discontinued operations in 1992. During 1991, the Company realized a loss of $170 million on the sale of its base metals segment for $87 million.

         Operating results for 1992 and 1991 (there was no effect on operating results for 1993) for the base metals, leasing, construction materials, beryllium and gold businesses have been included in discontinued operations for all periods presented and were as follows:

    (in thousands)                                              1992                          1991
- --------------------------------------------------------------------------------------------------------------
    Revenues:
         Base metals                                        $       ---                  $    176,760

         Leasing                                                  5,915                         8,285
         Construction materials                                  27,809                        29,429
- --------------------------------------------------------------------------------------------------------------
                                                            $    33,724                  $    214,474
- --------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------

    Net income (loss) from operations:
         Base metals                                        $       ---                  $     (4,827)

         Leasing                                                 (2,801)                        3,760

         Construction materials                                    (825)                         (195)
         Other                                                     (399)                        2,454
- --------------------------------------------------------------------------------------------------------------
                                                            $    (4,025)                 $      1,192
- --------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------


FACTORS THAT AFFECT OPERATING RESULTS

         Factors that may affect the Company's future operating results include: the number of planted acres; the types of crops planted; the effects general weather patterns have on the timing and duration of field work for crop planting and harvesting; the supply of crop inputs; the relative balance of supply and demand for nitrogen fertilizers; the availability and cost of natural gas; management's ability to control selling, general and administrative expenses; and the availability and cost of financing sources to fund seasonal working capital needs.

         The number of planted acres and the types of crops planted are influenced by government programs designed to manage carryover stocks and commodity prices of certain crops. Due to the higher cost of crop inputs per acre for corn and cotton, compared with other major crops, changes in corn and cotton acreages have a more significant effect on the demand for the Company's products and services than changes in other crops. Significant declines in corn carryover stocks have lowered 1994 government corn acreage set-asides. As a result, and assuming more favorable weather conditions than experienced during 1993, the U.S.D.A. forecasts and the Company expects planted corn acreage to increase from 74 million acres to 80 million acres in 1994.

         Weather can have a significant effect on operations. Weather conditions that delay or intermittently disrupt field work during the planting season may result in fewer crop inputs being applied than normal and/or shift plantings to crops with shorter growing seasons. Similar conditions following harvest may delay or eliminate opportunities to apply fertilizers in the fall of the year. Weather can also have an adverse effect on crop yields, which lowers the income of the Company's customers and could impair their ability to pay for inputs purchased from the Company. During 1993, excessive moisture through much of the Midwest resulted in higher-than-normal unplanted acreage and fewer applications of crop inputs. Soil moisture levels remain high in some Midwest areas and early spring precipitation could disrupt field work during the 1994 planting season.

         Reliable sources for supply of crop inputs at competitive prices are critical to the distribution portion of the Company's business. The Company's sources for fertilizer, agricultural chemicals and seed are typically basic manufacturers of the products without an internal capability to distribute products to the North American grower. The Company has entered into purchase agreements which should ensure an adequate supply of products for its grower and dealer customers through 1994.

         Prices for manufactured fertilizers and feed products are influenced by the world supply and demand balance for ammonia and nitrogen derivatives and may be temporarily influenced by regional changes in supply and demand levels.

         The principal raw material used to produce nitrogen fertilizer is natural gas. Natural gas costs comprise almost 50 percent of the total costs and expenses associated with the Company's Manufactured Fertilizer operations. The Company believes there is a sufficient supply of natural gas to allow stable costs over the long-term and has entered into firm contracts to minimize the risk of interruption or curtailment of natural gas supplies during the heating season. At December 31, 1993, the Company had fixed prices for approximately 40% of its 1994 natural gas requirements for its nitrogen fertilizer plants using supply contracts or financial derivatives. During 1993, most of the natural gas used at the Company's Courtright Facility was obtained pursuant to fixed price contracts that were considerably favorable compared with U.S. contracts. The favorable gas supply contracts expired during the 1993 fourth quarter. Compared with spot prices for natural gas, the Company estimates the Courtright Facility's fixed price contracts reduced 1993 costs by $7.0 million.

         The Company's business is highly seasonal with the majority of sales occurring during the second quarter in conjunction with spring planting activity. Due to the seasonality of the business and the relatively brief periods products can be used by customers, the Company builds inventories during the first quarter in order to ensure timely product availability during the peak sales season. The Company's ability to purchase product at off-season prices and carry inventory until periods of peak demand generally contributes to gross profits. For its current level of sales, the Company requires lines of credit to fund inventory increases as well as to support customer credit terms. The Company believes that its revolving credit facilities, approximating $156 million, which expire during 1995 are adequate for expected 1994 sales levels.


RESULTS OF CONTINUING OPERATIONS
 1993 COMPARED WITH 1992

CONSOLIDATED RESULTS

         The Company reported income from continuing operations of $22.8 million, or $0.33 per share, on revenues of $1,238.0 million in 1993, compared with income from continuing operations of $10.4 million, or $0.15 per share, on revenues of $1,082.2 million in 1992. The 1993 results include nine months of operation of Terra International (Canada) Inc. ("Terra Canada"), an indirect wholly owned subsidiary of Terra Industries, which added $98.3 million to revenues and $8.9 million to income from continuing operations.

         The Company's operations are classified into two major categories--Distribution and Manufactured Fertilizer. The Distribution category includes sales of products purchased from manufacturers and resold by the Company. Distribution revenues are derived primarily from grower and dealer customers through sales of chemicals, fertilizer, seed and related services. The Manufactured Fertilizer category represents only those operations directly related to wholesale sales of nitrogen fertilizer and feed ingredients manufactured at the Company's Woodward, Port Neal and Courtright Facilities.

         Total revenues and pretax income from continuing operations for the years ended December 31, 1993 and 1992 by major operating category were as follows:

                                                                Revenues                  Pretax Income
- --------------------------------------------------------------------------------------------------------------
(in thousands)                                     1993             1992             1993           1992
- --------------------------------------------------------------------------------------------------------------
Distribution                                   $ 1,019,438      $   958,725      $  16,903      $  16,568

Manufactured Fertilizer                            228,910          125,659         28,654         14,841

Other - net of intercompany eliminations           (10,347)           (2,193)        3,523           (877)
- --------------------------------------------------------------------------------------------------------------
    Operating income                                                                49,080         30,532

Non-operating expenses and net
 interest expense                                                                  (16,935)       (12,346)
- --------------------------------------------------------------------------------------------------------------
Total from continuing operations               $   1,238,001    $ 1,082,191      $  32,145      $  18,186
- --------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------


DISTRIBUTION

         Distribution revenues of $1.02 billion in 1993 increased $60.7 million from 1992 sales or 6.3%. Approximately $17.7 million of the sales increase reflected a 3% increase in chemical sales, while the acquisition of the Canadian business added $20.1 million of the sales increase, or 2.1%. Distributed fertilizer sales increased $18.3 million and seed revenues approximated 1992 levels. Revenue increases in 1993 were less than expected due to weather conditions, especially the flooding and wet conditions in the central United States, which reduced planted acres and input application rates.

         Operating income for the Distribution business was $16.9 million in 1993, compared with $16.6 million in 1992. The acquisition of the Canadian business added $4.0 million to Distribution operating income. Domestic operating income included a $12.1 million increase in gross profits which was more than offset by $15.8 million of higher direct selling expenses. The increase in gross profits includes $5.4 million from higher sales volumes of chemicals as well as margin improvements resulting primarily from the Company's increased distribution of its Riverside(R) proprietary brand products. Gross profits increased $4.3 million due to higher sales volumes for distributed fertilizer; gross profits related to sales of other products and services increased $2.4 million. Increases in 1993 direct selling expenses from 1992 were primarily due to a $8.1 million increase in compensation costs, which related principally to normal wage increases and additional personnel, and increased equipment leasing, operating and maintenance expenses of $3.7 million related to the increased number of locations and excessively wet field conditions. Advertising and promotional expenditures increased $1.3 million from 1992.

MANUFACTURED FERTILIZER

         Domestic Manufactured Fertilizer revenues increased 20% to $150.7 million in 1993 from $125.7 million in 1992. In addition, the acquisition of the Courtright Facility added $78.2 million of Manufactured Fertilizer sales. Increased domestic fertilizer sales volumes added 15% to revenues and higher selling prices for nitrogen fertilizer and feed products increased revenues by 5%. The additional sales volume and higher selling prices were principally the result of increased demand for nitrogen solution fertilizers which were heavily used in the shortened planting season.

         Operating income for the Manufactured Fertilizer business in 1993 was $28.7 million, compared with $14.8 million in 1992. The Courtright Facility contributed $9.5 million to the increase in 1993 operating income. Higher domestic sales volumes contributed $4.0 million to earnings for 1993. Expanded domestic ammonia production and 1992 maintenance turnarounds on both domestic plants improved 1993 gas conversion efficiency which added $2.0 million to operating income while excess 1992 turnaround costs of $3.0 million were not repeated. Higher selling prices for domestic production increased earnings by $6.6 million but were more than offset in 1993 by $11.3 million of cost increases caused mainly by natural gas price increases.

OTHER OPERATING INCOME

         Other operating income was $3.5 million in 1993, compared with a 1992 loss of $.9 million, as the result of reversing $4.2 million of product liability reserves expensed in 1989, reflecting the settlement of litigation with DuPont over the fungicide Benlate.

NON-OPERATING EXPENSES AND NET INTEREST EXPENSE

         Non-operating expenses, which include corporate and unallocated expenses and interest expense, net of interest income, totaled $16.9 million in 1993, compared with $12.3 million in 1992. Corporate and unallocated expenses increased $4.6 million in 1993 from 1992 as a result of additional interest expense due to the November 1992 issuance of $30.0 million of unsecured notes and short-term bond trading losses.

INCOME TAXES

         For 1993, the income tax provision rate was lower than statutory rates due to the utilization of previously unrecognized capital loss carryforwards. For federal income tax reporting purposes, the Company has remaining NOLs of $55 million and tax credits of $1.7 million to offset taxable income and regular tax liabilities, respectively.

RESULTS OF CONTINUING OPERATIONS
 1992 COMPARED WITH 1991

CONSOLIDATED RESULTS

         Income from continuing operations was $10.4 million, or $0.15 per share, for 1992 compared with $12.0 million, or $0.18 per share, for 1991. The 1992 income tax provision was $6.7 million higher than in 1991 primarily as the result of the Company's change in accounting for income taxes. The Company recorded 1992 income from continuing operations before income taxes of $18.2 million compared with $13.1 million in 1991. Total revenues were $1,082.2 million in 1992 compared with $1,022.6 million in 1991.

         Total revenues and pretax income from continuing operations for the years ended December 31, 1992 and 1991 by major operating category were as follows:

                                                                Revenues                  Pretax Income
- --------------------------------------------------------------------------------------------------------------
(in thousands)                                     1992             1991             1992           1991
- --------------------------------------------------------------------------------------------------------------
Distribution                                   $   958,725      $   899,250      $  16,568      $   9,991

Manufactured Fertilizer                            125,659          126,664         14,841         26,703

Other - net of intercompany eliminations             (2,193)          (3,317)         (877)        (2,085)
- --------------------------------------------------------------------------------------------------------------
    Operating income                                                                30,532         34,609

Non-operating expenses and net
 interest expense                                                                  (12,346)       (21,503)
- --------------------------------------------------------------------------------------------------------------
Total from continuing operations               $ 1,082,191      $ 1,022,597      $  18,186      $  13,106
- --------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------

DISTRIBUTION

         Distribution revenues of $958.7 million in 1992 increased $59.4 million from 1991 sales of $899.3 million. Chemical sales increased $64.7 million, or 11%, during 1992 principally as the result of increased sales volumes in the market area that covers Mississippi, Arkansas, Tennessee, Louisiana and portions of Missouri. Within this market area, demand for cotton insecticide showed the largest increase. Retail fertilizer volumes increased $14.1 million, or 7%, in 1992 due to increased application rates and market share growth. Total distributed fertilizer sales declined, however, due to the expiration of a dealer supply agreement for phosphate fertilizers and a 4% reduction in selling prices. Seed sales increased $4.6 million, or 10%, over 1991 levels.

         Operating income for the Distribution business was $16.6 million in 1992, compared with $10.0 million in 1991. The increase in 1992 operating income reflected a $12.4 million increase in gross profits offset by a 5%, or $5.8 million, increase in direct selling expenses. The higher gross profits resulted primarily from increased sales volumes as overall gross margins approximated 1991 levels. Increases in 1992 direct selling expenses from 1991 were primarily due to a $4.7 million increase to compensation costs that reflected normal wage increases, higher medical benefit costs and additional personnel. Expenses compared with 1991 also increased by $1.0 million as the result of the accounting change to recognize retiree medical costs over the employee's service period.

MANUFACTURED FERTILIZER

         Manufactured Fertilizer revenues totaled $125.7 million in 1992 compared with $126.7 million in 1991. Selling prices for fertilizer and feed ingredients manufactured by the Company declined by $2.3 million, or 2%, in 1992 due primarily to a higher proportion of off-season sales of ammonia, when prices are generally lower. The pricing reductions were partially offset by increased ammonia volumes.

         Operating income for Manufactured Fertilizer operations declined $11.9 million to $14.8 million in 1992 from $26.7 million in 1991. Lower selling prices combined with a 10% increase in natural gas costs reduced 1992 operating income by $7.5 million. Natural gas costs increased significantly over 1991 levels during the last six months of 1992 as the result of lower industry-wide inventories and increased regulatory tariffs. Manufacturing costs for 1992 were also increased by $3.0 million for higher-than-anticipated costs of maintenance turnarounds at both nitrogen production facilities. Manufacturing costs for 1991 were reduced $1.3 million by insurance proceeds.

NON-OPERATING EXPENSES AND NET INTEREST EXPENSE

         Non-operating expenses, which include corporate and unallocated expenses and interest expense, net of interest income, totaled $12.3 million in 1992 compared with $21.5 million in 1991. Corporate and unallocated expenses declined to $4.8 million in 1992 from $8.9 million in 1991 primarily as the result of the August 1991 closing of the Company's New York corporate office. Interest expense was reduced from $14.4 million in 1991 to $10.6 million in 1992 due to lower seasonal borrowings, the retirement of $31.4 million of Convertible Subordinated Debentures during the last half of 1991, scheduled debt repayments and lower interest rates. Interest income increased to $3.1 million in 1992 from $1.8 million in 1991 due to higher average cash balances as the result of 1991 asset sales.

LIQUIDITY AND CAPITAL RESOURCES

         During 1993, cash was provided primarily through operating activities and the sale of assets associated with discontinued operations and was utilized for two major acquisitions, the continued upgrading of production facilities, funding of sales growth and repayment of debt.

         Cash was used to fund increases in accounts receivable of $50.8 million and inventory of $46.4 million, including $26.8 million in accounts receivable and $30.1 million in inventory related to acquisitions. Higher fourth quarter 1993 sales than in 1992 caused the majority of the remaining increase in the accounts receivable balance. The remaining increases in inventory resulted from off-season purchases to obtain discounts, increased crop protection chemicals stocked under the Company's Riverside label and higher fertilizer inventory in anticipation of seasonal price increases.

         Asset sales during 1993 generated $24.4 million, including $18.5 million from the sale of the construction materials business and $5.9 million from the sale of the remaining leasing business. Asset sales generated $23.1 million of cash during 1992, which included $12.0 million from the sale of coal properties and $10.0 million from the sale of a leasing subsidiary.

         The 1993 Canadian acquisition was funded through an operating lease for the production facilities and $19.9 million in cash. A $35 million Canadian dollar revolving credit facility is available to provide for Terra Canada's working capital needs. The Terra Asgrow (Florida) purchase was closed December 31, 1993 with $31.0 million paid from available cash. Payments for the Canadian and Florida acquisitions included $20.5 million for non-current assets.

         Purchases of property, plant and equipment totaled $21.6 million in 1993 compared with $17.6 million in 1992. Except for $6.9 million spent for a methanol manufacturing plant at the Woodward, Oklahoma facility, the 1993 capital expenditures were for routine replacements of property, plant and equipment and service center expansions. The Company expects 1994 capital expenditures to approximate $27 million, of which $8 million relates to completing the methanol manufacturing plant. The remaining $19 million of capital expenditures will be used for routine replacements of property, plant and equipment, expansion of service centers, and efficiency improvements at the fertilizer production plants.

         Repayment of long-term debt during 1993 and 1992 was limited to scheduled repayments. Consolidated debt, including the portion due within one year, as a percentage of total capital was 35% at December 31, 1993 and 38% as of December 31, 1992. During 1992, the Company issued $30 million of long-term debt through a private placement to be used for general operating purposes.

         In July 1993, the Board of Directors authorized a share repurchase program for up to two million Common Shares. During 1993, 106,900 Common Shares were repurchased for $0.5 million. In the fourth quarter of 1993, the Board of Directors declared and paid a $0.02 per share regular quarterly dividend.

         The ratio of current assets to current liabilities at December 31, 1993 was 2.1, unchanged from December 31, 1992. The Company's current ratio will generally decline through June as seasonal increases in inventories and receivables are funded by increases in current liabilities.

         Current financial resources are expected to be adequate to meet normal requirements during 1994. Cash balances at December 31, 1993 were $65.1 million, of which $13.0 million is used to collateralize letters of credit supporting recorded liabilities. The Company has a $130 million revolving credit facility to fund seasonal increases in inventories and receivables. The facility expires December 31, 1995. Credit agreements outstanding at December 31, 1993 contain certain restrictions, which are described in Notes 8 and 10 to the Consolidated Financial Statements. In addition, these agreements restrict the transfer of cash and other assets from certain operating subsidiaries to Terra Industries.

         The Company plans to grow internally and through acquisitions. Management believes the present working capital position combined with projected cash flows and available borrowing capacity and other financing alternatives will be sufficient to meet anticipated cash requirements for operating needs, capital expenditures and expansion strategies.

                                    BUSINESS

GENERAL

         The Company is a leading producer of fertilizer, and a leading marketer of fertilizer, crop protection and seed products. The Company owns and operates the largest farm service center network in North America and is the second largest supplier of crop production inputs in the United States. In addition to marketing and producing crop production products, the Company provides its grower customers with a comprehensive selection of value-added services such as soil and plant tissue analysis, crop production program recommendations, custom blending of fertilizers, field application services, pest control-inspection, crop performance follow-up and financing to selected growers.

         The Company's distribution network is comprised of approximately:

         o       350 farm service centers in North America;

         o       58 fertilizer storage facilities; and

         o 770 affiliated dealers serving growers in the 48 contiguous states.

         The Company's production facilities are comprised of:

         o 3 nitrogen fertilizer plants located in Oklahoma (the "Woodward Facility"), Iowa (the "Port Neal Facility") and Ontario (the "Courtright Facility");

         o 1 crop protection chemical formulation plant located in Arkansas (the "Blytheville Facility"); and

         o       7 additional liquid chemical formulation facilities.

         The Company's Canadian operations were acquired, effective March 31, 1993, as a result of the acquisition by Terra Canada from ICI Canada Inc. ("ICI") of ICI's interest in the Agromarts(R) and the Courtright Facility. Terra Canada's farm service centers operate under the trademark "Agromart(R)," two of which are wholly owned by Terra Canada. The others are operated by corporations in which Terra Canada owns a 50% interest.
         On December 31, 1993, the Company acquired from The Upjohn Company the business and most of the assets of Asgrow, a leading distributor of fertilizer, crop protection products and seed to the vegetable, citrus and ornamental markets in Florida. These retail locations are initially being operated under the name "Terra Asgrow Florida."

         The Company is organized and conducts its operations through two primary business units: Distribution and Manufactured Fertilizer.

DISTRIBUTION

         The Company's Distribution business, which employed approximately 1,775 people as of December 31, 1993, manages a network of farm service centers and a distribution system for crop protection products, fertilizer, seed and crop production services. Through these operations, the Company markets a comprehensive line of crop protection products (herbicides, insecticides, fungicides, adjuvants, plant growth regulators, defoliants and desiccants), fertilizer (nitrogen, phosphates, potash and micronutrients), seed and crop production services to farmers and dealers primarily in the midwestern, southern, southwestern and southeastern regions of the United States, and the eastern region of Canada. Approximately 60% of the Distribution business' revenues were attributable to retail sales to growers in 1993 while approximately 40% were attributable to wholesale sales to dealers.

         In addition to selling products required to grow crops, the Company's sales representatives provide services to grower customers through the Company's approximately 350 farm service center locations. These services include soil and plant tissue analysis and crop production program recommendations, custom blending of fertilizers, field application services for fertilizer and crop protection products, and field inspections for pest control and crop program performance follow-up.

         The Company markets its products primarily to agricultural customers, including both dealers and growers. In connection with its product sales, the Company provides warehousing and delivery services and makes available to its dealer customers many of the services and training courses utilized by Company-operated locations in support of the sales programs.

         The Company also markets its products through its Professional Products group to non-farm customers, including turf growers, nurseries, golf courses, parks and athletic facilities. The Company offers these customers herbicides, insecticides, fungicides, fertilizer, adjuvants, plant growth regulators, seed and agronomic services. The Company's Professional Products personnel generally work through existing Terra International farm service center locations using established delivery systems and product lines.

         The Company's Distribution operations are organized into the Northern and Southern Divisions and 13 regions. Field personnel receive regular training through Terra University(R), a series of courses designed to develop skills in agronomy, management, sales, environmental and personal safety, and field application. The field salespeople are supported by a full-service soil and plant tissue analysis laboratory, a staff of agronomists and a research station where the efficacy of various crop protection products and the performance of numerous seed varieties are tested.

         The Company markets several major seed brands and, in its U.S. marketing area is the largest independent seed distributor. The Company focuses particular marketing efforts on its proprietary brand of corn hybrids, soybean and cotton seed varieties, which provide higher margins and represented approximately 20% of total seed sales in 1993. The Company also sells DEKALB brand seed under a unique marketing and distribution agreement through the Company's Corn Belt distribution network.

         Although most agricultural chemicals marketed by the Company are manufactured by unaffiliated suppliers, the Company also markets its own Riverside(R) brand agricultural chemicals. The Company's Riverside(R) line includes over 100 products, nine of which were added in 1993. The Riverside(R) product line consists of herbicides, insecticides, fungicides, adjuvants, seed treatments, plant growth regulators, defoliants and desiccants. The Company possesses and processes the registrations required by the United States Environmental Protection Agency (the "EPA") for its Riverside(R) pesticide products. Riverside(R) products represented approximately 16% of total crop protection product sales in 1993. The majority of Riverside(R) products are formulated and packaged in facilities owned by the Company. The Riverside(R) line includes several formulations produced exclusively by the Company, but does not include proprietary agricultural chemicals. Riverside(R) products provide higher gross margins than most products manufactured by unaffiliated suppliers, but the sale of such products also involves additional indirect costs, including the cost of maintaining and disposing of excess inventory and potentially greater liability for product defects.

         The Company offers its customers a complete production program, consisting of fertilizer, seed and chemicals for major field crops. The Company's farm service centers utilize its Ag Analytical Services lab in Elida, Ohio to analyze nutrient levels of customer soil and plant tissue samples. The results of these tests are analyzed by the Company's proprietary CropMaster(R) program, which provides specific, localized soil fertility recommendations for specific crops on a field-by-field basis. Crop input recommendations are provided via computer terminals at most farm service center locations, which are linked to a mainframe computer located at the Company's headquarters in Sioux City, Iowa. Recommendations can be made for substantially all crops grown in the Company's marketing geography. The program also provides "least cost" nutrient blending formula recommendations, makes seed variety recommendations based on hybrid characteristics and other factors important to the individual grower, and maintains crop input records for grower customers.

         For selected dealer customers, the Company offers a services package called MarketMasteTM to enhance the Company's relationship with these key dealers and increase sales. The package includes environmental and safety audits, special training courses, access to the Company's Ag Analytical Services lab, use of CropMaster(R) and other services. There were approximately 475 MarketMasterTM dealer sites at December 31, 1993, and additional dealer sites are expected in 1994.

PRODUCT FORMULATIONS

         The Company's Blytheville Facility formulates dry flowable ("DF") crop protection products and liquid crop protection chemicals in separate production lines at the same location. DF formulations are small, dry, water-dispersible granules that are mixed with water before application. Because of their dry form, the granules have several benefits compared with liquid formulations, including: easier package disposal; easier cleanup of accidental spills; absence of toxic solvents; no fumes; less weight; less space required for storage; and no product loss from freezing temperatures or settling. Because of these benefits, the Company expects more agricultural chemicals will be offered to growers in DF form in the future. The Blytheville Facility is one of 13 known DF plants in the U.S. and formulates eight DF products and six liquid products. Approximately 40% of the plant's volume in 1993 was attributable to the Company's own Riverside(R) brand product line. The Company has developed several DF formulations not available from any other producer or formulator. The Company has also developed DF formulations for a number of companies that contract all or portions of their production at the Blytheville Facility.

MANUFACTURED FERTILIZER

         The Company's Manufactured Fertilizer business, which employed 521 people as of December 31, 1993, produces, sells and delivers nitrogen fertilizers and selected animal feed ingredients to wholesale agribusiness customers and anhydrous ammonia products to industrial customers. Its principal customers are large independent dealers, national retail chains, cooperatives and industrial consumers. Its competitors are typically large national fertilizer distributors or producers of nitrogen fertilizers. The Company is North America's fifth largest producer of anhydrous ammonia (the basic raw material for nitrogen fertilizers) and the fourth largest nitrogen solutions manufacturer. In 1993, fertilizer and feed ingredients manufactured by the Company accounted for approximately 38.0% of the Company's total sales.

         The Company's nitrogen fertilizer manufacturing facilities, consisting of the Woodward Facility, the Port Neal Facility and the Courtright Facility (together, the "Manufacturing Facilities"), are integrated facilities for the production of anhydrous ammonia, urea liquor and nitrogen fertilizer solutions. In addition, the Port Neal and Courtright Facilities produce solid urea for both the feed and fertilizer markets.

         Each Manufacturing Facility is designed to operate continuously except for planned biennial shutdowns for maintenance or installation of efficiency improvements. The average utilization of the Port Neal, Woodward and Courtright Facilities over the last three years was approximately 92%, 95%, and 91%, respectively. Utilization for the Port Neal Facility during 1992 was adversely affected by an extended shutdown for capital improvements and planned maintenance, which took longer to complete than originally scheduled. As a result of the capital improvements, annual anhydrous ammonia production capacity increased by approximately 70,000 tons in 1993.

         Approximately 90% of the Company's fertilizer production is sold to independent dealers, national retail chains, cooperatives and industrial consumers. The remaining 10% percent is sold through the Company's farm service centers to retail customers.

         During 1993, the Company began implementation of plans to co-produce methanol and ammonia at its Woodward Facility. The total project is expected to be completed in the first half of 1994 and will enable the Company to convert a portion of that plant's ammonia production to up to 400 tons per day of methanol, depending on the relative demand of ammonia and methanol. The project cost is estimated to be $15 million.

         The acquisition of the Courtright Facility added approximately 450,000 tons of capacity to the Company's production of anhydrous ammonia, 130,000 tons of urea liquor capacity, 140,000 tons of urea-ammonium nitrate (UAN) solutions capacity and 115,000 tons of ammonium nitrate capacity. The Courtright Facility's urea liquor and granulation capacity are expected to increase as a result of a plant upgrade project, announced in February 1994. The project is expected to be completed in 1995 and will enable the Company to replace 65,000 tons of annual industrial ammonia sales with higher value urea and nitrogen solution sales. The project cost is estimated to be approximately $20 million and is expected to be funded through lease financing.

CREDIT

         A substantial portion of the Company's sales to its grower and dealer customers is made on credit terms customary in the industry. During the third quarter of 1992, the Company established a grower financing program to provide crop input financing to certain grower customers for all operating requirements on extended payment terms. In 1993 the Company provided approximately $25 million in financing to grower customers under this program and expects to finance about $50 million in 1994.

SUPPLY

         Reliable sources for supply of crop inputs at competitive prices are critical to the Company's Distribution business. The Company purchases products from various chemical and fertilizer suppliers at prevailing market prices. The Company has entered into purchase agreements with basic chemical and fertilizer manufacturers to help ensure an adequate supply of products for its grower and dealer customers through 1994. The Company also purchases various chemicals and catalysts used in manufacturing and formulation. Availability of these materials is currently considered adequate to meet production needs.

         The principal raw material used by the Company in its nitrogen fertilizer manufacturing operations at its Manufacturing Facilities is natural gas. Natural gas costs comprised approximately 50% of the total costs and expenses associated with the Company's Manufactured Fertilizer operations during 1993.

         The Company currently purchases natural gas from various suppliers, principally under 12-month gas supply contracts with a combination of fixed and market price terms, and engages in the use of other forward pricing mechanisms to protect against significant unexpected increases in the price of natural gas. The Company has minimized the risk of interruption or curtailment of its natural gas supply during the heating season of 1993-1994 by securing firm transportation contracts for the majority of the natural gas requirements for its

Manufacturing Facilities. Approximately 40% of the Company's 1994 natural gas requirements have been set by forward pricing mechanisms.

TRANSPORTATION

         The Company uses several modes of transportation to receive and distribute products to customers and its own locations, including railroad and tank cars, common carrier trucks, barges, common carrier pipelines and Company-owned or leased vehicles. During 1993, the Company operated 35 liquid, 21 dry and two anhydrous ammonia fertilizer terminal storage facilities strategically located in 18 states and Ontario to help ensure efficient movement and seasonal product availability. The Company also has varying amounts of warehouse space at each of its farm service center locations.

         Through Terra Express, Inc. and Terra Express of Oklahoma, Inc., wholly owned truck transportation subsidiaries of Terra International (together, "Terra Express"), the Company provides transportation services to its own facilities and customers as a contract carrier. Terra Express uses approximately 90 owner-operated units and twenty Company-owned units to deliver fertilizer, crop protection products, seed, feed ingredients and other products for its customers and the Company's own locations. At its Manufacturing Facilities, its Blytheville Facility and liquid fertilizer storage locations, the Company utilizes railcars as the major method of transportation. All of the Company's approximately 1,100 railcars are leased.

         Purchased gas is transported to the Port Neal Facility via an interstate pipeline operating as an open access natural gas transporter. Under a Federal Energy Regulatory Commission order, the Company maintains facilities for direct access to its interstate pipeline shipper, avoiding additional costs of local utility services. The Company transports purchased natural gas for its Woodward Facility through an intrastate pipeline that is not an open access carrier; however, the Company is able to transport gas supplies from any in-state source connected to the widespread pipeline system. The Courtright Facility utilizes local gas storage service provided by a local utility, and purchased gas is transported from western Canada through the TransCanada Pipeline under various delivery contracts.

RESEARCH AND DEVELOPMENT

         The Company operates a 70-acre Agronomy Research Station near its Port Neal Facility for product and program development and testing, and routinely conducts product evaluation and testing with growers and universities. The Company also develops DF and other chemical formulations for its Riverside(R) product line and for basic chemical products at its product development laboratory located in Blytheville, Arkansas.

EMPLOYEES

         The Company had approximately 2,390 full-time employees at December 31, 1993, none of whom were covered by a collective bargaining agreement. In addition, the Company, which annually hires temporary employees on a seasonal basis, hired approximately 1,500 temporary employees during its spring selling season in 1993.


                              DESCRIPTION OF LYONs

        The LYONs are to be issued under an indenture to be dated as of
           , 1994 (the "Indenture"), between the Company and NationsBank of Texas, N.A., as trustee (the "Trustee"). A copy of the form of Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the LYONs and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the LYONs and the Indenture, including the definitions therein of certain terms which are not otherwise defined in this Prospectus. Wherever particular provisions or defined terms of the Indenture (or of the Form of LYON which is a part thereof) are referred to, such provisions or defined terms are incorporated herein by reference. References herein are to sections in the Indenture and paragraphs in the Form of LYON. As used in this "Description of LYONs," the "Company" refers to Terra Industries Inc. and does not include its subsidiaries.

GENERAL

         The LYONs will be senior obligations of the Company limited to $200,000,000 aggregate principal amount at maturity ($230,000,000 aggregate principal amount at maturity if the Underwriter's over-allotment option is
exercised in full) and will mature on           , 2009.  The principal amount
at maturity of each LYON is $1,000, and will be payable at the office of the Paying Agent, which initially will be the Trustee, or an office or agency maintained by the Company for such purpose, in the Borough of Manhattan, The City of New York. (Sections 2.03, 4.05 and Form of LYON, paragraph 3.) The Indenture contains no limitation on the amount of additional indebtedness that may be incurred by the Company and its subsidiaries or on the ability of the Company and its subsidiaries to enter into agreements that restrict the ability of the respective subsidiaries to pay cash dividends or make advances or other payments to the Company. See -- "Ranking and Holding Company Structure."

         The LYONs are being offered at a substantial discount from their principal amount at maturity. See "Certain United States Federal Tax Considerations--U.S. Holders--Original Issue Discount." There will be no periodic payments of interest. The calculation of the accrual of OID (the difference between the Issue Price and the principal amount at maturity of a
LYON) in the period during which a LYON remains outstanding will be on a semi-annual bond equivalent basis using a 360-day year composed of twelve 30-day months; such accrual will commence from the Issue Date of the LYONs. (Form of LYON, paragraph 1.) Maturity, conversion, purchase by the Company at the option of a Holder, or redemption of a LYON will cause OID and interest, if any, to cease to accrue on such LYON, under the terms and subject to the conditions of the Indenture. (Section 2.08.) The Company may not reissue a LYON that has matured or been converted, purchased by the Company at the option of a Holder, redeemed or otherwise canceled (except for registration of transfer, exchange or replacement thereof). (Section 2.10.)

         The LYONs will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount at maturity or an integral multiple thereof. (Form of LYON, paragraph 10.) LYONs may be presented for conversion at the office of the Conversion Agent and for exchange or registration of transfer at the office of the Registrar, each of which will initially be the Trustee. See "Book-Entry System." (Section 2.03.) The Company will not charge a service charge for any registration of transfer or exchange of LYONs; however, the Company may require payment by a Holder of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection therewith. (Section 2.06.)

RANKING AND HOLDING COMPANY STRUCTURE

         The LYONs will be senior indebtedness of the Company and will rank parri pasu with all other unsecured and unsubordinated indebtedness of the Company. The Company is a holding Company and its assets consist primarily of investments in its subsidiaries. As a result, the Company's rights, and the rights of its creditors (including Holders of LYONs) to participate in the distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization will be subject to the prior claims of such subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subject to the claims of any secured creditor of such subsidiary and of any holder of indebtedness of such subsidiary senior to that held by the Company. As of December 31, 1993, the Company's subsidiaries had approximately $282 million of total liabilities, including approximately $57 million of indebtedness. There are no restrictions in the Indenture on the creation of additional senior indebtedness (or any other indebtedness).

         The Company's ability to service its indebtedness, including the LYONs, is dependent primarily upon the earnings of its subsidiaries and the distribution or other payment of such earnings to the Company. The debt agreements of the subsidiaries contain certain covenants which restrict their ability to pay dividends and make other advances to the Company. The Indenture contains no limitation on the ability of the Company and its subsidiaries to enter into agreements to limit these dividends, advances and other payments further.

CONVERSION RIGHTS

         A Holder of a LYON may convert it at any time before the close of
business on         , 2009; provided, however, that if a LYON is called for
redemption, the Holder may convert it at any time before the close of business on the Redemption Date. Upon conversion, the Company may elect to deliver Common Shares or an amount of cash determined as described below. A LYON in respect of which a Holder has delivered a Purchase Notice or a Change in Control Purchase Notice exercising the option of such Holder to require the Company to purchase such LYON may be converted only if such notice is withdrawn in accordance with the terms of the Indenture. (Form of LYON, paragraph 8.) A Holder may convert a portion of such Holder's LYONs so long as such portion amounts to $1,000 principal amount at maturity or an integral multiple thereof. (Section 10.01 and Form of LYON, paragraph 8.)

         The initial Conversion Rate is      Common Shares per LYON, subject to
adjustment upon the occurrence of certain events described below. (Form of LYON, paragraph 8.) See "Common Shares Price Range and Dividends." A Holder entitled to a fractional Common Share shall receive cash equal to the then current market value of such fractional share based on the Sale Price on the Trading Day immediately preceding the Conversion Date. (Section 10.03.)

         On conversion of a LYON, a Holder will not receive any cash payment representing accrued OID. The Company's delivery to the Holder of the fixed number of Common Shares into which the LYON is convertible (together with the cash payment, if any, in lieu of fractional shares), or if the Company so elects, cash in lieu thereof, will be deemed to satisfy the Company's obligation to pay the principal amount at maturity of the LYON including the accrued OID attributable to the period from the Issue Date through the Conversion Date. Thus, the accrued OID is deemed to be paid in full rather than canceled, extinguished or forfeited. The Conversion Rate will not be adjusted at any time during the term of the LYONs for such accrued OID.
For a discussion of the tax treatment of a Holder receiving Common Shares upon conversion, see "Certain United States Federal Tax Considerations--U.S. Holders--Disposition, Conversion or Purchase by the Company."

         To convert a LYON into Common Shares, a Holder must (a) complete and manually sign the conversion notice on the back of the LYON (or complete and manually sign a facsimile thereof) and deliver such notice to the Conversion Agent, or, if applicable, complete and deliver to The Depository Trust Company ("DTC," which term includes any successor thereto) the appropriate instruction form for conversion pursuant to DTC's book-entry conversion program, (b) surrender the LYON to the Conversion Agent (which is not necessary in the case of conversion pursuant to DTC's book-entry conversion program), (c) if required, furnish appropriate endorsements and transfer documents, and (d) if required, pay all transfer or similar taxes. Pursuant to the Indenture, the date on which all of the foregoing requirements have been satisfied is the Conversion Date. (Sections 10.02 and 10.04 and Form of LYON, paragraph 8.)

         In lieu of delivering Common Shares upon notice of conversion of any LYONs, the Company may elect to pay the Holder surrendering such LYONs an amount in cash per LYON equal to the Sale Price (as defined below) of a Common Share on the Trading Day immediately preceding the Conversion Date multiplied by the Conversion Rate in effect on such Trading Day, subject to adjustment upon the occurrence of certain events described below; provided, that if such payment of cash is not permitted pursuant to the provisions of the Indenture or otherwise, the Company shall deliver Common Shares (and cash in lieu of any fractional shares) as set forth below. A Holder may not withdraw his election to convert LYONs if the Company elects to pay cash in lieu of delivering Common Shares. Upon conversion of any LYONs, the Company shall inform the Holders through the Conversion Agent of its election to deliver Common Shares and/or to pay cash in lieu of delivery of such shares no later than two Business Days following the Conversion Date. If the Company elects to deliver Common Shares, such shares will be delivered through the Conversion Agent no later than the seventh Business Day following the Conversion Date. If the Company elects to pay cash, such cash payment will be made to the Holder surrendering such LYONs no later than the fifth Business Day following such Conversion Date. (Section 10.02.)

         The Company may not pay cash upon conversion of any LYONs (other than cash in lieu of fractional shares) if there has occurred and is continuing an Event of Default described under "Events of Default; Notice and Waiver" below (other than a default in such payment on such LYONs). (Section 10.01.)

         The "Sale Price" on any date means the closing per share sale price for the Common Shares (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case the average of the average bid and the average ask prices on such date) on the NYSE Composite Tape or, in the event the Common Shares are not listed on the NYSE, such other national or regional securities exchange upon which Common Shares are listed, as reported in the composite transactions for the principal United States securities exchange on which the Common Shares are traded or, if such Common Shares are not listed on a United States national or regional securities exchange, as reported by NASDAQ, or, if such Common Shares are not reported by NASDAQ, as determined by the Company on such basis as it deems appropriate. (Section 1.01.)

ADJUSTMENT OF CONVERSION RATE

         The Conversion Rate will be adjusted for (a) dividends or distributions on Common Shares payable in Common Shares or other capital stock;
(b) subdivisions, combinations or certain reclassifications of Common Shares;
(c) distributions to all holders of Common Shares of certain rights, warrants or options to purchase Common Shares for a period expiring within 60 days at less than the Sale Price at the Time of Determination; and (d) distributions to all holders of Common Shares of assets or debt securities of the Company or certain rights, warrants or options to purchase securities of the Company (excluding distributions of capital stock referred to in clauses (a) and (b) and any rights, warrants or options referred to in clause (c) and cash dividends or other cash distributions from current net earnings or retained earnings other than any Extraordinary Cash Dividend). However, no adjustments need be made if Holders may participate in the transaction on a basis and with notice that the Board of Directors determines to be fair and reasonable or in certain other cases. In cases where the fair market value of assets, debt securities or certain rights, warrants or options to purchase securities of the Company applicable to one Common Share distributed to shareholders exceeds the Average Sale Price of the Common Shares as of the Time of Determination, or such Average Sale Price exceeds the fair market value of such assets, debt securities or rights, warrants or options so distributed by less than $1.00, rather than being entitled to an adjustment in the Conversion Rate in accordance with clause (d) above, the Holder of a LYON upon conversion thereof will be entitled to receive, in addition to the Common Shares into which such LYON is convertible, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that such Holder would have received if such Holder had converted such LYON immediately prior to the record date for determining the shareholders entitled to receive the distribution.
The Company must
cause notice of any action requiring an adjustment of the Conversion Rate to be mailed to Holders of LYONs and filed with the Trustee and the Conversion Agent at least 15 days before the proposed record date for such dividend or distribution (unless no adjustment need be made because Holders may participate in the transaction on a basis and with notice that the Board of Directors determines to be fair and reasonable). The Indenture permits the Company to increase the Conversion Rate from time to time and for any period of time (provided that such period is not less than 20 business days). (Sections 10.06, 10.07, 10.08, 10.10, 10.12, 10.14, 10.17 and 10.19 and Form of LYON,
paragraph 8.)

         If the Company is party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of its assets, the right to convert a LYON into Common Shares may be changed into a right to convert it into the kind and amount of securities, cash or other assets of the Company or another person which the Holder would have received if the Holder had converted such Holder's LYONs immediately before the effective date of the transaction. The Company must cause notice of any proposed transaction adjustment of the Conversion Rate to be mailed to Holders of LYONs and filed with the Trustee and the Conversion Agent at least 15 days before the proposed effective date of such consolidation, merger, binding share exchange or transfer or any subdivision, combination, reclassification or liquidation or dissolution of the Company. Failure to file or mail any such notice or any notice or any defect in any such notice will not affect the validity of any such transaction. (Sections 10.13 and 10.14.)

         In the event of a taxable distribution to holders of Common Shares which results in an adjustment of the Conversion Rate or in the event the Conversion Rate is increased at the discretion of the Company, the Holders of the LYONs may, in certain circumstances, be deemed to have received a distribution subject to Federal income tax as a dividend. See "Certain United States Federal Tax Considerations."

REDEMPTION OF LYONS AT THE OPTION OF THE COMPANY

         No sinking fund is provided for the LYONs.  Prior to           , 1999,
the LYONs will not be redeemable at the option of the Company. On and after that date, the LYONs are redeemable for cash at the option of the Company, in whole or from time to time in part, at the Redemption Prices specified below. (Sections 3.01 and 3.03 and Form of LYON, paragraph 5.) Not less than 30 days' nor more than 60 days' notice of redemption shall be given by mail to Holders of LYONs. (Section 3.03 and Form of LYON, paragraph 7.)

         The table below shows Redemption Prices per $1,000 principal amount at
Stated Maturity LYON on           , 1999, at each           thereafter prior to
maturity and at maturity on           , 2009, which prices reflect the accrued
OID calculated through each such date. The Redemption Price of a LYON redeemed between such dates would include an additional amount reflecting the additional OID accrued from and including the next preceding date in the table through the Redemption Date. (Form of LYON, paragraph 5.)

                                                                 (1)              (2)               (3)
                                                                                                 REDEMPTION
                                                                 LYON         ACCRUED OID           PRICE
                                                             ISSUE PRICE       AT      %          (1) + (2)
                                                             ----------------------------------------------
REDEMPTION DATE
- ---------------
          , 1999  . . . . . . . . . . . . . . . . . . . .   $                $                $
          , 2000  . . . . . . . . . . . . . . . . . . . .
          , 2001  . . . . . . . . . . . . . . . . . . . .
          , 2002  . . . . . . . . . . . . . . . . . . . .
          , 2003  . . . . . . . . . . . . . . . . . . . .
          , 2004  . . . . . . . . . . . . . . . . . . . .
          , 2005  . . . . . . . . . . . . . . . . . . . .
          , 2006  . . . . . . . . . . . . . . . . . . . .
          , 2007  . . . . . . . . . . . . . . . . . . . .
          , 2008  . . . . . . . . . . . . . . . . . . . .
At Stated Maturity  . . . . . . . . . . . . . . . . . . .                                      1,000.00

         If less than all of the outstanding LYONs are to be redeemed, the Trustee shall select the LYONs to be redeemed in principal amounts at maturity of $1,000 or integral multiples thereof by lot, pro rata or by any other method the Trustee considers fair and appropriate. If a portion of a Holder's LYONs is selected for partial redemption and such Holder converts a portion of such LYONs, such converted portion shall be deemed (so far as may be) to be the portion selected for redemption. (Section 3.02.)

PURCHASE OF LYONS AT THE OPTION OF THE HOLDER

         On           , 1999, and           , 2004, (each, a "Purchase Date"),
the Company will become obligated to purchase, at the option of the Holder thereof, any outstanding LYON for which a written Purchase Notice has been delivered by the Holder to the Paying Agent at any time from the opening of business on the date that is 20 business days prior to such Purchase Date until the close of business on the business day prior to such Purchase Date and for which such Purchase Notice has not been withdrawn, subject to certain additional conditions. The Purchase Price payable in respect of a LYON shall be equal to the Issue Price plus accrued OID through the Purchase Date, with respect to each Purchase Date. The Company, at its option, may elect to pay the Purchase Price with respect to any particular Purchase Date in cash or Common Shares, or in any combination thereof. (Section 3.08 and Form of LYON, paragraph 6.) For a discussion of the tax treatment of a Holder receiving cash, Common Shares or any combination thereof, see "Certain United States Federal Tax Considerations."

         The Company will be required to give notice (the "Company Notice") on a date not less than 20 business days prior to the Purchase Date to all Holders at their addresses shown in the register of the Registrar (and to beneficial owners as required by applicable law) stating, among other things, (a) whether the Company will pay the Purchase Price of LYONs in cash or Common Shares or any combination thereof (specifying the percentages of each); (b) if the Company elects to pay in Common Shares, in whole or in part, the method of calculating the Market Price of the Common Shares; and (c) the procedures that Holders must follow to require the Company to purchase LYONs from such Holders. (Section 3.08.)

         The Purchase Notice given by each Holder electing to require the Company to purchase LYONs shall state (a) if applicable, the certificate numbers of the LYONs to be delivered by such Holder for purchase by the Company; (b) the portion of the principal amount at maturity of LYONs to be purchased, which portion must be $1,000 or an integral multiple thereof; (c) that such LYONs are to be purchased by the Company pursuant to the applicable provisions of the LYONs and the Indenture; and (d) in the event the Company elects, pursuant to the Company Notice, to pay the Purchase Price with respect to the applicable Purchase Date in Common Shares, in whole or in part, but such Purchase Price is ultimately to be paid to such Holder entirely in cash because any of the conditions to payment of the Purchase Price (or portion thereof) in Common Shares is not satisfied prior to the close of business on such Purchase Date, as described below, whether such Holder elects (x) to withdraw such Purchase Notice as to some or all of the LYONs to which it relates (stating the principal amount at maturity and, if applicable, certificate numbers of the LYONs as to which such withdrawal shall relate), or (y) to receive cash in respect of the entire Purchase Price for all LYONs (or portion thereof) to which such Purchase Notice relates. If the Holder fails to indicate, in the Purchase Notice and in any written notice of withdrawal, such Holder's choice with respect to the election described in clause (d) above, such Holder shall be deemed to have elected to receive cash in respect to the entire Purchase Price for all LYONs subject to such Purchase Notice in such circumstances. (Section 3.08.) For a discussion of the tax treatment of a Holder receiving cash instead of Common Shares, see "Certain United States Federal Tax Considerations."

         Any Purchase Notice may be withdrawn by the Holder by a written notice of withdrawal delivered to the Paying Agent prior to the close of business on the business day prior to the Purchase Date. The notice of withdrawal shall state the principal amount at maturity and the certificate numbers of the LYONs as to which the withdrawal notice relates and the principal amount at maturity, if any, which remains subject to the Purchase Notice. (Section 3.10.)

         The table below shows the Purchase Prices of a LYON as of the specified Purchase Dates:

                 PURCHASE DATE                                               PURCHASE PRICE
                 -------------                                               --------------
                             , 1999 . . . . . . . . . . . . . . . . . . . .     $
                             , 2004 . . . . . . . . . . . . . . . . . . . .

         If the Company elects to pay the Purchase Price, in whole or in part, in Common Shares, the number of Common Shares to be delivered in respect of the portion of the Purchase Price to be paid in Common Shares shall be equal to such portion of the Purchase Price divided by the Market Price (as defined below) of Common Shares. No fractional Common Shares will be delivered upon any purchase by the Company of LYONs through the delivery of such Common Shares in payment, in whole or in part, of the Purchase Price. Instead, the Company will pay cash based on the Market Price for all fractional Common Shares. (Section 3.08.) See "Certain United States Federal Tax Considerations."

         The "Market Price" means the average of the Sale Prices of the Common Shares for the five Trading Day period ending on (if the third business day prior to the applicable Purchase Date is a Trading Day or, if not, then on the last Trading Day prior to) the third business day prior to the related Purchase Date, appropriately adjusted to take into account the occurrence, during the period commencing on the first of such Trading Days during such five Trading Day period and ending on such Purchase Date, of certain events that would result in an adjustment of the Conversion Rate with respect to the Common Shares. Because the Market Price of the Common Shares are determined prior to the applicable Purchase Date, Holders of LYONs bear the market risk with respect to the value of the Common Shares to be received from the date such Market Price is determined to such Purchase Date. The Company may pay the Purchase Price (or any portion thereof) in Common Shares only if the information necessary to calculate the Market Price is published in The Wall Street Journal or another daily newspaper of national circulation. (Section 3.08.)

         Upon determination of the actual number of Common Shares to be issued for each $1,000 principal amount at maturity of LYONs, the Company will publish such determination in The Wall Street Journal or another daily newspaper of national circulation. (Section 3.08.)

         The Company's right to purchase LYONs, in whole or in part, with Common Shares is conditioned upon to the satisfaction by the Company of various conditions, including, among others: (i) the registration of the Common Shares to be issued in respect of the Purchase Date under the Securities Act and the Exchange Act, if required; and (ii) any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration. If such conditions are not satisfied with respect to a Holder or Holders prior to the close of business on the Purchase Date, the Company will pay the Purchase Price of the LYONs of such Holder or Holders entirely in cash. (Section 3.08.) See "Certain United States Federal Tax Considerations." The Company may not change the form of consideration (or components or percentages of components thereof) to be paid once the Company has given its Company Notice to Holders of LYONs except as described in the second sentence of this paragraph. (Section 3.08.)

         The Company will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable and will file Schedule 13E-4 or any other schedule required thereunder in connection with any offer by the Company to purchase LYONs or any purchase by the Company of LYONs at the option of Holders. (Section 3.13.)

         Payment of the Purchase Price for a LYON for which a Purchase Notice has been delivered and not validly withdrawn is conditioned upon delivery or book-entry transfer of such LYON (together with necessary endorsements) to the Paying Agent at any time (whether prior to, on or after the Purchase Date) after delivery of such Purchase Notice. (Section 3.08.) See "Book-Entry System." Payment of the Purchase Price for such LYON will be made promptly following the later of the Purchase Date or the time of delivery or book-entry transfer of such LYON. (Section 3.08.) If the Paying Agent holds, in accordance with the terms of the Indenture, money or securities sufficient to pay the Purchase Price of such LYON on the business day following a Purchase Date, then, on and after such Purchase Date, such LYON will cease to be outstanding and OID on such LYON will cease to accrue, whether or not such LYON is delivered to the Paying Agent, and all other rights of the Holder shall terminate (other than the right to receive the Purchase Price upon delivery of the LYON). (Section 2.08 and Form of LYON, paragraph 6.)

         The Company's ability to purchase LYONs with cash may be limited by the terms of its then existing borrowing agreements. No LYONs may be purchased for cash at the option of Holders if there has occurred (prior to, on, or after, as the case may be, the giving, by the Holders of such LYONs, of the required Purchase Notice) and is continuing an Event of Default with respect to the LYONs described under "Events of Default; Notice and Waiver" below (other than a default in the payment of the Purchase Price with respect to such LYONs). (Section 3.10.)

CHANGE IN CONTROL PERMITS PURCHASE OF LYONS AT THE OPTION OF THE HOLDER

         In the event of any Change in Control (as defined below) of the
Company occurring on or prior to             , 1999, each Holder of LYONs will
have the right, at the Holder's option, subject to the terms and conditions of the Indenture, to require the Company to purchase all or any portion (provided that the principal amount at maturity must be $1,000 or an integral multiple thereof) of the Holder's LYONs as of the date that is 35 business days after the occurrence of such Change in Control (a "Change in Control Purchase Date") at a cash price equal to the Issue Price plus accrued OID through the Change in Control Purchase Date (the "Change in Control Purchase Price"). (Section 3.09 and Form of LYON, paragraph 6.) This obligation of the Company may not be waived by the Company's Board of Directors or by the Trustee. If a Change in Control occurs, there can be no assurance that the Company will have available funds sufficient to pay the Change in Control Purchase Price for all of the LYONs that might be delivered by Holders. One of the events constituting a Change in Control under the Indenture is a consolidation or merger of the Company under certain circumstances.

         Within 15 business days after the occurrence of a Change in Control, the Company is obligated to mail to the Trustee and to all Holders of LYONs at their addresses shown in the register of the Registrar (and to beneficial owners as required by applicable law) a notice regarding the Change in Control, which notice shall state, among other things: (i) the events causing a Change in Control and the date of such Change in Control, (ii) the last date on which the purchase right may be exercised, (iii) the change in Control Purchase Date,
(iv) the Change in Control Purchase Price, (v) a brief description of the conversion rights of the LYONs, (vi) the name and address of the Paying Agent and the Conversion Agent, (vii) the Conversion Rate and any adjustments thereto, (viii) that LYONs with respect to which a Change in Control Purchase Notice is given by the Holder may be converted into Common Shares (or, in lieu thereof, cash if the Company shall so elect) at any time on or prior to the close of business on the Change of Control Purchase Date only if the Change in Control Purchase Notice is withdrawn in accordance with the terms of the Indenture, (ix) the procedures that Holders must follow to exercise these rights and (x) the procedures for withdrawing a Change in Control Purchase Notice. Within 15 business days after the occurrence of a Change in Control, the Company will cause a copy of such notice to be published in The Wall Street Journal or another daily newspaper of national circulation. (Section 3.09.)

         To exercise this right, the Holder must deliver a written notice (a "Change in Control Purchase Notice") to the Paying Agent (initially the Trustee) prior to the close of business on the business day prior to the Change in Control Purchase Date. The Change in Control Purchase Notice shall state
(i) if applicable, the certificate numbers of the LYONs to be delivered by the Holder thereof for purchase by the Company; (ii) the portion of the principal amount at maturity of LYONs to be purchased, which portion must be $1,000 or an integral multiple thereof; and (iii) that such LYONs are to be purchased by the Company pursuant to the applicable provisions of the LYONs. (Section 3.09 and Form of LYON, paragraph 6.) See "Book-Entry System."

         Any Change in Control Purchase Notice may be withdrawn by the Holder by a written notice of withdrawal delivered to the Paying Agent prior to the close of business on the business day prior to the Change in Control Purchase Date. The notice of withdrawal shall state the principal amount at maturity and, if applicable, the certificate numbers of the LYONs as to which the withdrawal notice relates and the principal amount at maturity, if any, which remains subject to a Change in Control Purchase Notice. (Section 3.10.) See "Book-Entry System."

         Payment of the Change in Control Purchase Price for a LYON for which a Change in Control Purchase Notice has been delivered and not validly withdrawn is conditioned upon delivery or book-entry transfer of such LYON (together with necessary endorsements) to the Paying Agent at any time (whether prior to, or after the Change in Control Purchase Date) after the delivery of such Change in Control Purchase Notice. (Section 3.09.) See "Book-Entry System." Payment of the Change in Control Purchase Price for such LYON will be made promptly following the later of the Change in Control Purchase Date or the time of delivery of such LYON. (Section 3.10.) If the Paying Agent holds, in accordance with the terms of the Indenture, money sufficient to pay the Change in Control Purchase Price of such LYON on the business day following the Change in Control Purchase Date, then, immediately after such Change in Control Purchase Date, such LYON will cease to be outstanding and OID on such LYON will cease to accrue, whether or not such LYON is delivered to the Paying Agent, and all other rights of the Holder shall terminate (other than the right to receive the Change in Control Purchase Price upon delivery of the LYON). (Section 2.08 and Form of LYON, paragraph 6.)

         Under the Indenture, a "Change in Control" of the Company is deemed to have occurred at such time as either of the following events shall occur (i) There shall be consummated any consolidation or merger of the Company (a) in which the Company is not the continuing or surviving corporation or (b) pursuant to which the Common Shares would be converted into cash, securities or other property, other than a consolidation or merger of the Company in which the holders of Common Shares immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the common equity of the continuing or surviving corporation immediately after such consolidation or merger; or (ii) there is a report filed by any person (other than Minorco and its Affiliates), including its Affiliates and Associates, on Schedule 13D or 14D-1 (or any successor schedule, form or report) pursuant to the Exchange Act, disclosing that such person (for the purposes of Section 3.09 of the Indenture only, the term "person" shall include a "person" within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of 50% or more of the voting power of the Common Shares then outstanding; provided, however, that a person shall not be deemed beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (1) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act, and (2) is not also then reportable on Schedule 13D (or any successor schedule, form or report) under the Exchange Act.

         The Company will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable and will file Schedule 13E-4 or any other schedule required thereunder in connection with any offer by the Company to purchase LYONs at the option of Holders upon a Change in Control. (Section 3.13.) The Change in Control purchase feature of the LYONs may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The Change in Control purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate Common Shares or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change in Control purchase feature is a standard term contained in other LYONs offerings that have been marketed by the Underwriter, and the terms of such feature result from negotiations between the Company and the Underwriter.

         The Company could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Change in Control with respect to the Change in Control purchase feature of the LYONs, but that would increase the amount of indebtedness the Company has outstanding at such time. No LYONs may be purchased at the option of Holders upon a Change in Control of the Company if there has occurred (prior to, on or after, as the case may be, the giving, by the Holders of such LYONs, of the required Change in Control Purchase Notice) and is continuing an Event of Default with respect to the LYONs described under "Events of Default; Notice and Waiver" below (other than a default in the payment of the Change in Control Purchase Price with respect to such LYONs). (Sections 3.10 and 10.03.)

MERGERS AND SALES OF ASSETS BY THE COMPANY

         The Indenture provides that the Company may not consolidate with or merge with or into any other person or transfer (by lease, assignment, sale or otherwise) substantially all of its properties or assets to another person, unless, among other items, (i) the resulting, surviving or transferee person (if other than the Company) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person assumes all obligations of the Company under the LYONs and the Indenture, and
(ii) the Company or such successor person shall not immediately thereafter be in default under the Indenture. Upon the assumption of the Company's obligations by such person or group in such circumstances, subject to certain exceptions, the Company shall be discharged from all obligations under the LYONs and the Indenture. (Section 5.01.) Although such transactions are permitted under the Indenture, certain of the foregoing transactions occurring
on or prior to           , 1999 could constitute a Change in Control of the
Company permitting each Holder to require the Company to purchase the LYONs of such Holder as described above. (Section 3.09.)

EVENTS OF DEFAULT; NOTICE AND WAIVER

         The Indenture provides that, if an Event of Default specified therein shall have happened and be continuing, either the Trustee or the Holders of not less than 25% in aggregate principal amount at maturity of the LYONs then outstanding (which include any Holders of LYONs who are directors, officers or affiliates of the Company) may declare the Issue Price of the LYONs plus the OID on the LYONs accrued through the date of such declaration to be immediately due and payable. In the case of certain events of bankruptcy or insolvency, the Issue Price of the LYONs plus the OID accrued thereon through the date of occurrence of such event shall automatically become and be immediately due and payable. (Section 6.02.) Under certain circumstances, the Holders of a majority in aggregate principal amount at maturity of the outstanding LYONs may rescind any such acceleration with respect to the LYONs and its consequences. (Section 6.02.) Interest shall, to the extent permitted by law, accrue and be payable on demand upon a default in the payment of the principal amount at maturity, Issue Price plus accrued OID, or any Redemption Price, Purchase Price or Change in Control Purchase Price with respect to any LYON and such interest shall be compounded semiannually. The accrual of such interest on overdue amounts shall be in lieu of, and not in addition to, the continued accrual of OID. (Form of LYON, paragraph 1.) An Event of Default of the LYONs may also cause an event of default under the terms of the Company's other outstanding debt, certain of which may be pari passu or structurally senior to the LYONs. There can be no assurance that the Company will have sufficient funds or available financing to satisfy its obligation to repurchase the LYONs or any other debt that may come due upon an Event of Default. The Company presently would not have sufficient funds (without seeking alternative sources of financing) to satisfy its obligations to repurchase the LYONs and any other debt that may become due upon an Event of Default, if an Event of Default were to occur contemporaneously with the sale of the LYONs offered hereby.

         Under the Indenture, an Event of Default includes any of the following: (i) default in payment of the principal amount at maturity, Issue Price plus accrued OID, Redemption Price, Purchase Price or Change in Control Purchase Price with respect to any LYON when such becomes due and payable (whether or not payment is prohibited by the provisions of the Indenture); (ii) failure to deliver Common Shares (or pay cash in lieu thereof) when such Common Shares are required to be delivered following conversion of a LYON, (iii) failure by the Company to comply with any of its other agreements in the LYONs or the Indenture upon receipt by the Company of notice of such default by the Trustee or by Holders of not less than 25% in aggregate principal amount at maturity of the LYONs then outstanding, and the Company's failure to cure (or obtain a waiver of) such default within 60 days after receipt by the Company of such notice; (iv) default under any bond, debenture or other evidence of indebtedness for money borrowed of the Company or any consolidated subsidiary having an aggregate outstanding principal amount of in excess of $7.5 million, which default shall have occurred at final maturity or which default resulted in such indebtedness being accelerated, without such indebtedness being discharged or such acceleration having been rescinded or annulled within 30 days after receipt of notice thereof by the Company from the Trustee or by the Company and the Trustee from the Holders of not less than 25% in aggregate principal amount at maturity of the LYONs then outstanding or (v) certain events of bankruptcy or insolvency. (Section 6.01.)

         The Holders of a majority in aggregate principal amount at maturity of the outstanding LYONs may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that such direction shall not be in conflict with any law or the Indenture and subject to certain other limitations. (Section 6.05.) Before proceeding to exercise any right or power under the Indenture at the direction of such Holders, the Trustee shall be entitled to receive from such Holders reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in complying with any such direction. (Section 7.01.) No Holder of any LYON will have any right to pursue any remedy with respect to the Indenture or the LYONs, unless (i) such Holder shall have previously given the Trustee written notice of a continuing Event of Default; (ii) the Holders of at least 25% in aggregate principal amount at maturity of the outstanding LYONs shall have made a written request to the Trustee to pursue such remedy; (iii) such Holder or Holders have offered to the Trustee reasonable security or indemnity satisfactory to the Trustee; (iv) the Holders of a majority in aggregate principal amount at maturity of the outstanding LYONs have not given the Trustee a direction inconsistent with such request within 60 days after receipt of such request; and (v) the Trustee shall have failed to comply with the request within such 60-day period. (Section 6.06.)

         Notwithstanding the foregoing, the right of any Holder (i) to receive payment of the principal amount at maturity, Issue Price plus accrued OID, Redemption Price, Purchase Price or Change in Control Purchase Price with respect to any LYON and any interest in respect of a default in the payment of any such amounts on such LYON, on or after the due date expressed in such LYON,
(ii) to convert LYONs (including, without limitation, the right to receive cash in lieu of Common Shares upon conversion if the Company has elected to pay cash with respect thereto) or (iii) to institute suit for the enforcement of any such payments or conversion shall not be impaired or adversely affected without such Holder's consent. (Section 6.07.) The Holders of at least a majority in aggregate principal amount at maturity of the outstanding LYONs may waive an existing default and its consequences, other than (x) any default by the Company in any payment on the LYONs, (y) any default which constitutes a failure to convert any LYON in accordance with its terms or (z) any default in respect of certain covenants or provisions in the Indenture that may not be modified without the consent of the Holder of each LYON as described in "Modification" below. (Section 6.04.)

         The Company will be required to furnish to the Trustee annually a statement as to any default by the Company in the performance and observance of its obligations under the Indenture. (Section 4.03.) The Trustee will be required to give notice to Holders of the LYONs of any continuing default known to the Trustee within 90 days after the occurrence thereof unless such default shall have been cured or waived before the giving of such notice; provided, that the Trustee may withhold such notice, as to any default other than a payment default, or a default with respect to the Company's failure to provide Common Shares (or pay cash in lieu thereof) upon conversion of a LYON, if it determines in good faith that withholding the notice is in the interests of the Holders. (Section 7.05.)

MODIFICATION

         Without the consent of any Holder of LYONs, the Company and the Trustee may amend the Indenture to (i) cure any ambiguity, defect or inconsistency, (ii) provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, (iii) provide for certificated LYONs in addition to certificated LYONs, (iv) make any change that does not adversely affect the rights of any Holder of LYONs, or (v) make any change to comply with the Trust Indenture Act of 1939, or to comply with any requirement of the

Commission in connection with the qualification of the Indenture under the Trust Indenture Act of 1939. (Section 9.01.)

         Modification and amendment of the Indenture or the LYONs may be effected by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount at maturity of the LYONs then outstanding. However, without the consent of each Holder affected thereby, no amendment may, among other things: (i) reduce the principal amount at maturity, Issue Price, Purchase Price, Change in Control Purchase Price or Redemption Price with respect to any LYON, or extend the Stated Maturity of any LYON or alter the manner or rate of accrual of OID or interest, or make any LYON payable in money or securities other than that stated in the LYON; (ii) make any reduction in the principal amount at maturity of LYONs whose Holders must consent to an amendment or any waiver under the Indenture or modify the Indenture provisions relating to such amendments or waivers; (iii) make any change that adversely affects the right to convert any LYON or the right to require the Company to purchase a LYON (including the right to receive cash in lieu of Common Shares); or (iv) impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the LYONs. (Section 9.02.)

LIMITATIONS OF CLAIMS IN BANKRUPTCY

         If a bankruptcy proceeding is commenced in respect of the Company, the claim of the Holder of a LYON may be, under Title 11 of the United States Code, limited to the Issue Price of the LYON plus that portion of the OID that has accrued from the date of issue to the commencement of the proceeding. In addition, the Holders of the LYONs will be effectively subordinated to the indebtedness and other liabilities of the Company's subsidiaries. See "Description of LYONs--Holding Company Structure."

TAXATION OF LYONS

         See "Certain United States Federal Tax Considerations" for a discussion of certain Federal tax aspects that will apply to Holders of LYONs.

                               BOOK-ENTRY SYSTEM

         The LYONs initially will be represented by one or more global securities (the "Global Securities") deposited with DTC and registered in the name of a nominee of DTC. Except as set forth below, the LYONs will be available for purchase in denominations of $1,000, and integral multiples thereof, in book-entry form only.

         Upon the issuance of the Global Securities, the Depository for such Global Securities or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the LYONs represented by such Global Security to the accounts of the persons that have accounts with such Depository (the "Participants"). Such accounts shall be designated by the Underwriter, dealers or agents with respect to such LYONs. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depository or its nominee (with respect to interests of Participants) and records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, pledge or transfer beneficial interests in a Global Security.

         Unless and until certificated LYONs are issued under the limited circumstances described below, no beneficial owner of a LYON shall be entitled to receive a definitive certificate representing a LYON. So long as the Depository or its nominee is the registered owner of all of the Global Securities, the Depository or such nominee as the case may be, will be considered to be the sole owner or holder of the LYONs for all purposes of the Indenture. Unless and until exchanged in whole or in part for the LYONs represented thereby, the Global Securities may not be transferred except in their entirety by the Depository to a nominee of the Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by the Depository or any nominee to a successor depository or any nominee of such successor.

         So long as the Global Securities represent the LYONs, payments of principal will be made to the Depository or its nominee, as the registered owner of the Global Securities. Payments to beneficial owners of the LYONs are expected to be made through the Depository or its nominee, as described in this Prospectus. None of the Company, the Trustee, any Paying Agent or the Registrar will have any responsibility or liability for any aspect of the records relating to, or payment made on account of, beneficial ownership interests in the Global Security for the LYONs or for maintaining, supervising or reviewing any records relating to such beneficial interests.

         If the Depository is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue individual LYONs in definitive form in exchange for the Global Securities representing the LYONs. In addition, the Company may at any time and in its sole discretion determine not to have the LYONs represented by Global Securities, and, in such event, will issue individual LYONs in definitive form in exchange for the Global Securities. In either instance, the Company will issue LYONs in definitive form equal in aggregate principal amount to the Global Securities, in such names and in such principal amounts as the Depository shall request. LYONs so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

         DTC has advised the Company and the Underwriter as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants including securities brokers and dealers (including the Underwriter), banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.


                          DESCRIPTION OF CAPITAL STOCK

         The following statements are subject to the detailed provisions of the Company's Articles of Incorporation, do not purport to be complete, and are qualified in their entirety by reference thereto.

         The authorized capital stock of the Company consists of 114,375,000 Common Shares, without par value, 69,454,773 of which were outstanding as of December 31, 1993, 19,125,000 Class A Shares, without par value, none of which are currently outstanding, and 16,500,000 Trust Shares, $.0001 par value, none of which are currently outstanding.

COMMON SHARES

         The holders of Common Shares are entitled to one vote for each share on all matters voted upon by shareholders. The holders of Common Shares have no preemptive or other rights to subscribe for additional securities of the Company.

         Each Common Share has the right to receive dividends when, as and if declared by the Board of Directors out of assets legally available therefor, provided, that no dividend may be declared with respect to the Common Shares unless and until an identical dividend per share is declared with respect to the Class A Shares. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Shares will be entitled to share with the holders of the outstanding Class A Shares and Trust Shares according to the number of Common Shares, Class A Shares and Trust Shares held by each such holder ratably in the assets available for distribution after the payment of liabilities; provided, however, that the holders of the outstanding Trust Shares shall only be so entitled up to an amount equal to $.0001 per share for every share of their holdings of Trust Shares.

RECLASSIFICATION OF SHARES

         The Board of Directors of Terra Industries has the authority pursuant to the Articles of Incorporation of Terra Industries to classify and reclassify, without any further vote or action by the shareholders, any unissued stock of any class by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualification, or terms or conditions of redemption of the stock.


                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

         The following summary is a general discussion of certain of the United States federal tax considerations involved in the ownership, disposition and conversion of LYONs. This summary does not consider all possible tax consequences of the purchase, ownership or disposition of LYONs or Common Shares and is not intended to reflect the individual tax position of any individual Holder. It does not deal with Holders who: (i) acquired LYONs other than at their original issuance for their original issue price, (ii) are involved in special tax situations, such as the holding of LYONs or Common Shares as part of a straddle with other investments or situations in which the functional currency is not the U.S. dollar, or (iii) are subject to special treatment under the federal income tax laws (such as dealers in securities, individual retirement accounts and other tax-deferred accounts, life insurance companies and tax-exempt organizations and, in the case of Non-U.S. Holders, certain expatrites). This discussion is based on interpretations of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations (including certain proposed Treasury Regulations) all as in effect as of the date of this Prospectus and all of which are subject to change or different interpretation by the Internal Revenue Service ("IRS") or the courts. Persons considering the purchase of LYONs should consult their own tax advisors regarding their particular circumstances and with respect to the effects of state, local or non-United States tax laws to which they may be subject. For purposes of this discussion, a U.S. Holder is an individual who is a citizen or resident of the United States or a corporation that is organized under the laws of the United States or any state thereof. A Non-U.S. Holder is a nonresident alien individual as to the United States or a corporation organized outside the United States, whose income, if any, arising from the ownership of LYONs or Common Shares is not effectively connected with a U.S. trade or business carried on by such individual or corporation.

         The Company has been advised by its counsel, McDermott, Will & Emery, that in its opinion the LYONs will be treated as indebtedness for federal income tax purposes under existing law and the following discussion of tax consequences assumes that the LYONs will be treated as indebtedness. However, the IRS is not precluded from adopting a contrary position.

U.S. HOLDERS

  ORIGINAL ISSUE DISCOUNT

         The following summary is based in part upon the OID provisions of the Code and certain Treasury Regulations issued thereunder. On February 2, 1994, new comprehensive original issue discount regulations (the "New OID Regulations") were finalized. Although the New OID Regulations technically apply only to debt instruments issued on or after April 4, 1994, taxpayers may nevertheless rely upon them with respect to the LYONs. The discussion below is based on the New OID Regulations.

         LYONs are being issued at a substantial discount from their Principal Amount at Maturity. For federal income tax purposes, the difference between the Issue Price (the initial offering price to the public at which a substantial amount of the LYONs are to be sold) and the Principal Amount at Maturity of each LYON constitutes OID. The LYONs will carry a substantial amount of OID. U.S. Holders of the LYONs will be required to include OID in income periodically over the term of the LYONs before receipt of the cash attributable to such income. A holder of a LYON must include in gross income for federal income tax purposes the sum of the daily portions of OID with respect to the LYON for each day during the taxable year or portion of a taxable year on which such U.S. Holder holds the LYON. The daily portion is determined by allocating to each day of the accrual period a pro rata portion of an amount equal to the adjusted issue price of the LYON at the beginning of the accrual period multiplied by the yield to maturity of the LYON (determined by compounding at the close of each accrual period and adjusted for the length of the accrual period). The accrual period will be each six-month period (or shorter period from the date of original issue) that ends on a day in the calendar year corresponding to the maturity date of the LYON or the date six months before such maturity date. (Under the New OID Regulations, it may be possible for a U.S. Holder to adopt one or more shorter accrual periods.) The adjusted issue price of the LYON at the start of any accrual period is the Issue Price of the LYON increased by the accrued OID for each prior accrual period. Under these rules, U.S. Holders will have to include in gross income increasingly greater amounts of OID in each successive accrual period. A U.S. Holder's original tax basis for determining gain or loss on the sale or other disposition of a LYON will be increased by any accrued OID includable in such U.S. Holder's gross income.

  DISPOSITION, CONVERSION OR PURCHASE BY THE COMPANY

         General. Any gain or loss realized upon a sale or other disposition of a LYON (including a sale to or redemption by the Company that is paid in cash), except as described below, will be capital gain or loss (which will be long-term if a LYON is held for more than one year). The amount of any such gain or loss will equal the difference between the sale or redemption proceeds and the U.S. Holder's then tax basis in the LYON.

         Conversion. A U.S. Holder's conversion of a LYON into Common Shares will generally not be a taxable event (except with respect to cash received in lieu of a fractional share). The U.S. Holder's obligation to include in gross income the daily portions of OID with respect to a LYON will terminate on the date of conversion. The U.S. Holder's basis in the Common Shares received on conversion of a LYON will be the same as the U.S. Holder's basis in the LYON at the time of conversion (exclusive of any tax basis allocable to a fractional share), and the holding period for the Common Shares received on conversion (assuming each is held as a capital asset) will include the holding period of the LYON converted, except that the holding period of Common Shares allocable to accrued OID may commence on the day following the date of conversion.

         Tender of LYONs. If the U.S. Holder elects to exercise his option to tender the LYONs to the Company on a Purchase Date or to the Company on a Change in Control Purchase Date and the Company purchases the LYONs for cash only, such purchase will be a taxable sale. The U.S. Holder would recognize gain or loss upon the sale, measured by the difference between the amount of cash transferred by the Company to the U.S. Holder in satisfaction of the Purchase Price or the Change in Control Purchase Price and the U.S. Holder's tax basis in the tendered LYON. Gain or loss recognized by the U.S. Holder will be capital gain or loss.

         If the U.S. Holder elects to exercise his option to tender the LYONs to the Company on a Purchase Date and the Company issues Common Shares in satisfaction of all or part of the Purchase Price, the exchange of the LYON for Common Shares should qualify as a reorganization or an otherwise nontaxable transaction for federal income tax purposes. If the Purchase Price is paid solely in Common Shares, neither gain nor loss would be recognized by the U.S. Holder, except as described below with respect to a fractional share. If the Purchase Price is paid in a combination of Common Shares and cash (other than cash received in lieu of a fractional share), gain (but not loss) realized by the U.S. Holder would be recognized, but only to the extent such gain does not exceed such cash. A U.S. Holder's tax basis in the Common Shares received in the exchange will be the same as the U.S. Holder's tax basis in the LYON tendered to the Company in exchange therefor (exclusive of any tax basis allocable to a fractional share interest as described below), decreased by the amount of cash (other than cash received in lieu of a fractional share), if any, received in the exchange and increased by the amount of any gain recognized by the U.S. Holder on the exchange (other than gain with respect to a fractional share). The holding period for Common Shares received in the exchange will include the holding period for the LYON tendered to the Company in exchange therefor (assuming both are held as capital assets), except that the holding period for Common Shares allocable to accrued OID may commence on the day following the Purchase Date.

         Under the present advance ruling policy of the IRS, cash received in lieu of a fractional Common Share upon conversion or purchase of a LYON should be treated as a payment in exchange for the fractional share interest in such Common Shares. Accordingly, the receipt of cash in lieu of a fractional Common Share should generally result in capital gain or loss (measured by the difference between the cash received for the fractional share interest and the U.S. Holder's tax basis in the fractional share interest).

  CONSTRUCTIVE DIVIDEND

         If at any time the Company makes a distribution of property to shareholders that would be taxable to such shareholders as a dividend for federal income tax purposes (for example, distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe for Common Shares) and, pursuant to the anti-dilution provisions of the Indenture, the Conversion Rate of the LYONs is increased, such increase may be deemed to be the payment of a taxable dividend to U.S. Holders of LYONs. If the Conversion Rate is increased at the discretion of the Company, such increase may be deemed to be the payment of the taxable dividend to U.S. Holders of LYONs.

  THE COMMON SHARES

         Distributions, if any, paid on the Common Shares after an exchange, to the extent made from current and accumulated earnings and profits of the Company, as determined for federal income tax purposes, will be included in a U.S. Holder's income as they are paid. Gain or loss realized on a sale or exchange of Common Shares will equal the difference between the amount realized on such sale or exchange and the Holder's adjusted tax basis in such shares. Such gain or loss will generally be long-term capital gain or loss if the holding period for such shares exceeds one year.

NON-U.S. HOLDERS

         The following discussion is a summary of the principal United States federal income and estate tax consequences resulting from the ownership of LYONs or Common Shares by Non-U.S. Holders.

  WITHHOLDING TAX ON PAYMENTS OF PRINCIPAL AND OID ON LYONS

         The payment of principal (including any OID included therein) of a LYON by the Company or any paying agent of the Company to any Non-U.S. Holder or the payment of OID upon conversion of a LYON will not be subject to withholding United States federal income tax at source, provided that such Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and is not a controlled foreign corporation that is related to the Company through stock ownership and either (i) the beneficial owner of the LYON certifies to the Company or its agent, under penalty of perjury, that it is not a U.S. Holder and provides its name and address on United States Treasury Form W-8 (or a suitable substitute form) or (ii) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the LYON certifies under penalty of perjury that such a Form W-8 (or suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.

  GAIN ON DISPOSITION OF LYONS AND COMMON SHARES

         Provided that the Company is at no time a United States real property holding corporation within the meaning of Section 897(c) of the Code (a "USRPHC"), a Non-U.S. Holder will not be subject to United States federal income tax on gain or income realized on the sale or exchange of a LYON, including, subject to the preceding paragraph, the redemption, conversion or exchange of a LYON for Common Shares, or the sale or exchange of Common Shares unless in the case of an individual Non-U.S. Holder such Holder is present in the United States for 183 days or more in the year of such sale, exchange or redemption and either (a) has a "tax home" in the United States and the gain or income is not attributable to an office or other fixed place of business maintained by such non-U.S. Holder outside of the United States, or (b) the gain from the disposition is attributable to an office or other fixed place of business in the United States. Even if the Company is determined to be a USRPHC, a Non-U.S. Holder that is not present in the United States for 183 days or more or, even if present in the United States for 183 days or more, that does not meet the criteria set forth in clauses (a) or (b) in the preceding sentence will not be subject to United States federal income tax on any such gain or income provided that such Holder does not actually or constructively own more than five percent of the Common Shares (including any Common Shares that may be received in exchange for a LYON). Under present law the Company would not be a USRPHC so long as during a specified five-year period the fair market value of its United States real property interests is less than 50% of the sum of the fair market value of its United States real property interests, interests in real property located outside the United States and other of its assets that are used or held for use in a trade or business. The Company believes that it is not presently a USRPHC, but there can be no assurrance that it will not become a USRPHC in the future.

  U.S. FEDERAL ESTATE TAX

         A LYON held by an individual who at the time of death is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes) will not be subject to United States federal estate tax if the individual does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote and, at the time of the individual's death, if payments with respect to such LYON would not have been effectively connected with the conduct by such individual of a trade or business in the United States.

  THE COMMON SHARES

         Dividends, if any, paid on the Common Shares after an exchange to a Non-U.S. Holder generally will be subject to withholding of U.S. Federal income tax at a 30 percent rate, subject to reduction for Non-U.S. Holders eligible for the benefits of certain income tax treaties. Common Shares held by an individual who at the time of death is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes) will be subject to United States federal estate tax, subject to reduction of such estate tax if the individual is eligible for the benefits of an estate tax treaty.

BACKUP WITHHOLDING AND INFORMATION REPORTING

         Payments on the LYONs made by the Company or any paying agent of the Company, and payments of dividends on the Common Shares, to certain non-corporate Holders of the LYONs or Common Shares generally will be subject to information reporting and possibly to "backup withholding" at a rate of 31 percent. Information reporting and backup withholding will not apply, however, to payments made on a LYON if the certification described in clause (i) under "Non-U.S. Holders--Withholding Tax on Payments of Principal and OID on LYONs" above is received, provided in each case that the payor does not have actual knowledge that the Holder is a U.S. Holder, or to payments made on the Common Shares if such payments are subject to the 30% (or reduced treaty rate) withholding tax described above under "Non-U.S. Holders--the Common Shares."

         Payment of proceeds from the sale of a LYON or Common Shares to or through the United States office of a broker is subject to information reporting and backup withholding unless the Holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding. Payment outside the United States of the proceeds of the sale of a LYON or Common Shares to or through a foreign office of a "broker" (as defined in applicable U.S. Treasury Department regulations) will not be subject to information reporting or backup withholding, except that if the broker is a U.S. person, a controlled foreign corporation for United States tax purposes or a foreign person 50 percent or more of whose gross income is from a United States trade or business, information reporting will apply to such payment unless the broker has documentary evidence in its records that the beneficial owner is not a U.S. Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

                                  UNDERWRITING

         Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter") has agreed, subject to the terms and conditions of the Purchase Agreement, to purchase $200,000,000 aggregate principal amount at maturity of the LYONs from the Company. The Purchase Agreement provides that the Underwriter will be obligated to purchase all of the LYONs offered hereby, if any are purchased. The Underwriter has advised the Company that it proposes to offer the LYONs directly to the public at the offering price set forth on the front cover page of this Prospectus. After the initial public offering, the offering price may be changed. The LYONs are offered subject to receipt and acceptance by the Underwriter and to certain other conditions, including the right to reject orders in whole or in part.

         The Company has granted the Underwriter an option for 30 days after the date of this Prospectus to purchase up to an additional $30,000,000 aggregate principal amount at maturity of LYONs to cover over-allotments, if any, at the initial public offering price less the underwriting discount, plus accrued OID, if any, accrued from the Issue Date, computed on a semi-annual bond equivalent basis.

         The Company has agreed to indemnify the Underwriter against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriter may be required to make in respect thereof.

         The Underwriter has previously marketed (and anticipates continuing to market) securities of issuers under the trademark "LYONs." The LYONs offered by the Company hereby contain certain terms and provisions which are different from such other previously marketed LYONs, the terms and provisions of which also vary. See "Description of LYONs."

         The Company and Minorco have agreed with the Underwriter that, without the Underwriter's prior written consent, for a period of 120 days following the sale by the Company of the LYONs offered hereby, they will not directly or indirectly, sell, offer to sell, contract to sell, transfer or otherwise dispose of, directly or indirectly, any Common Shares, any securities convertible into or exchangeable for Common Shares or any rights to purchase or acquire Common Shares.

         The Underwriter has, from time to time, performed various investment banking and brokerage services for the Company for which it has received customary fees.


                                 LEGAL MATTERS

         The validity of the LYONs and certain other legal matters relating to the offering will be passed upon for the Company by McDermott, Will & Emery, Chicago, Illinois. Certain legal matters relating to the offering will be passed upon for the Underwriter by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York.

                                    EXPERTS

         The Consolidated Financial Statements and schedules of the Company as of December 31, 1993 and 1992, and for each of the years then ended, included elsewhere herein and incorporated by reference in this Prospectus and in the Registration Statement in which this Prospectus is included have been audited by Deloitte & Touche, independent certified public accountants, as indicated in their reports thereon, which appear elsewhere herein and incorporated by reference herein. The financial statements and schedules audited by Deloitte & Touche have been included herein in reliance on their reports given their authority as experts in accounting and auditing.

         The Consolidated Financial Statements and schedules of the Company as of December 31, 1991 and for the year then ended included elsewhere or incorporated by reference in this Prospectus and in the Registration Statement in which this Prospectus is included have been audited by Price Waterhouse, independent certified public accountants, as indicated in their reports thereon, which are incorporated by reference herein. The financial statements and schedules audited by Price Waterhouse have been included herein in reliance on their reports given their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL INFORMATION

                                                                                                        PAGE
                                                                                                        ----
Independent Auditors' Report                                                                             F-2

Consolidated Statements of Financial Position as of
  December 31, 1993 and 1992                                                                             F-3

Consolidated Statements of Income for the years ended
  December 31, 1993, 1992 and 1991                                                                       F-4

Consolidated Statements of Cash Flows for the years ended
  December 31, 1993, 1992 and 1991                                                                       F-5

Consolidated Statements of Changes in Stockholders' Equity for the years ended
  December 31, 1993, 1992 and 1991                                                                       F-6

Notes to Consolidated Financial Statements                                                               F-7

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Terra Industries Inc.



We have audited the accompanying consolidated statement of financial position of Terra Industries Inc. and its subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, cash flows and changes in stockholders' equity for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of the Corporation for the year ended December 31, 1991 were audited by other auditors whose report, dated February 13, 1992, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such 1993 and 1992 consolidated financial statements present fairly, in all material respects, the financial position of the Corporation at December 31, 1993 and 1992, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 3 to the financial statements, the Corporation changed its method of accounting for post-retirement medical benefits and income taxes effective January 1, 1992 to conform with Statements of Financial Accounting Standards No. 106 and 109.





DELOITTE & TOUCHE
Omaha, Nebraska

February 1, 1994

                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION


(in thousands)                                                                                  At December 31,
- -------------------------------------------------------------------------------------------------------------------
                                                                                 1993                 1992
- -------------------------------------------------------------------------------------------------------------------
ASSETS
    Cash and short-term investments                                           $   65,102          $    121,789
    Accounts receivable, less allowance for doubtful
     accounts of $5,788 and $6,427                                               122,774                71,995
    Inventories                                                                  244,995               198,621
    Deferred tax asset - current                                                  26,011                22,660
    Other current assets                                                          10,586                 7,611
- -------------------------------------------------------------------------------------------------------------------
    Total current assets                                                         469,468               422,676
- -------------------------------------------------------------------------------------------------------------------
    Equity and other investments                                                   2,218                   480
    Property, plant and equipment, net                                           110,670                91,969
    Deferred tax asset - non-current                                              24,742                23,599
    Net assets of discontinued operations                                          3,488                32,369
    Other assets                                                                  23,896                 9,099
- -------------------------------------------------------------------------------------------------------------------
    Total assets                                                              $  634,482          $    580,192
- -------------------------------------------------------------------------------------------------------------------
LIABILITIES
    Debt due within one year                                                  $    9,636          $     12,508
    Accounts payable                                                              99,886                86,941
    Accrued and other liabilities                                                128,659               107,410
- -------------------------------------------------------------------------------------------------------------------
    Total current liabilities                                                    238,181               206,859
- -------------------------------------------------------------------------------------------------------------------
    Long-term debt                                                               119,061               121,171
    Deferred income taxes                                                            451                   ---
    Other liabilities                                                             33,809                30,686
    Commitments and contingencies (Note 11)                                          ---                   ---
- -------------------------------------------------------------------------------------------------------------------
    Total liabilities                                                            391,502               358,716
- -------------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
    Capital stock
         Common Shares, authorized 114,375 shares;
          69,455 and 65,346 shares outstanding 1993 and 1992, respectively       122,257                83,931
         Trust Shares, authorized 16,500 shares;
          none and 4,010 shares outstanding 1993 and 1992, respectively              ---                22,312
    Paid-in capital                                                              516,128               531,609
    Cumulative translation adjustment                                               (488)                  ---
    Accumulated deficit                                                         (394,917)             (416,376)
- -------------------------------------------------------------------------------------------------------------------
    Total stockholders' equity                                                   242,980               221,476
- -------------------------------------------------------------------------------------------------------------------
    Total liabilities and stockholders' equity                                $  634,482          $    580,192
- -------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------

See accompanying Notes to the Consolidated Financial Statements.

                       CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per-share amounts)                                                Year ended December 31,
- -------------------------------------------------------------------------------------------------------------------
                                                              1993               1992                 1991
- -------------------------------------------------------------------------------------------------------------------
REVENUES
    Net sales                                            $  1,212,510         $1,062,045          $  1,003,766
    Other income, net                                          25,491             20,146                18,831
- -------------------------------------------------------------------------------------------------------------------
                                                            1,238,001          1,082,191             1,022,597
- -------------------------------------------------------------------------------------------------------------------
COST AND EXPENSES
    Cost of sales                                           1,021,187            904,246               849,684
    Depreciation and amortization                              15,470             14,994                14,399
    Selling, general and administrative expense               161,791            137,232               132,845
    Equity in unconsolidated affiliates                        (2,275)               ---                   ---
    Interest income                                            (3,261)            (3,084)               (1,789)
    Interest expense                                           12,944             10,617                14,352
- -------------------------------------------------------------------------------------------------------------------
                                                            1,205,856          1,064,005             1,009,491
- -------------------------------------------------------------------------------------------------------------------
    Income from continuing operations
     before income taxes                                       32,145             18,186                13,106
    Income tax provision                                        9,300              7,757                 1,073
- -------------------------------------------------------------------------------------------------------------------
    Income from continuing operations                          22,845             10,429                12,033
    Loss from discontinued operations:
         (Loss) income from operations, net of taxes              ---             (4,025)                1,192
         Gain (loss) on disposition, net of taxes                 ---              2,360              (170,000)
- -------------------------------------------------------------------------------------------------------------------
    Income (loss) before extraordinary items and
     cumulative effect of accounting changes                   22,845              8,764              (156,775)
    Extraordinary gain on early retirement of debt                ---                ---                 5,115
    Cumulative effect of accounting changes                       ---             22,265                   ---
- -------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                        $     22,845         $   31,029          $   (151,660)
- -------------------------------------------------------------------------------------------------------------------
Weighted average number of shares outstanding                  69,064             69,103                67,103
- -------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) PER SHARE:
    Continuing operations                                $       0.33         $     0.15          $       0.18
    Discontinued operations                                       ---              (0.02)                (2.51)
- -------------------------------------------------------------------------------------------------------------------
    Income (loss) before extraordinary items                     0.33               0.13                 (2.33)
    Extraordinary gain on early retirement of debt                ---                ---                  0.07
    Cumulative effect of accounting changes                       ---               0.32                   ---
- -------------------------------------------------------------------------------------------------------------------
Net Earnings (Loss)                                      $       0.33         $     0.45          $      (2.26)
- -------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------


See accompanying Notes to the Consolidated Financial Statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)                                                                          Year ended December 31,
- -------------------------------------------------------------------------------------------------------------------
                                                              1993               1992                 1991
- -------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income (loss)                                        $     22,845         $   31,029          $   (151,660)
Adjustments to reconcile income from
 continuing operations to net cash (used in)
 provided by operating activities:
    Depreciation and amortization                              15,470             14,994                14,399
    Income taxes                                                5,500              6,313                  (345)
    Cumulative effect of accounting changes                       ---            (22,265)                  ---
    Loss from discontinued operations                             ---              1,665               168,808
    Gain on early retirement of debt                              ---                ---                (5,115)
    Unfunded retiree medical costs                                723              1,161                   ---
    Equity in unconsolidated affiliates                        (2,275)               ---                   ---
    Other non-cash items                                          713                ---                   ---
Change in current assets and liabilities, excluding
 working capital purchased/sold:
    Accounts receivable                                       (24,540)            (1,764)              (30,847)
    Inventories                                                (6,718)           (32,136)              (30,452)
    Other current assets                                       (2,893)              (875)                  917
    Accounts payable                                           (9,945)            (2,071)               12,693
    Accrued and other liabilities                               2,452                 38                20,048
    Other                                                      (2,354)               684                (4,891)
- -------------------------------------------------------------------------------------------------------------------
NET CASH USED IN OPERATING ACTIVITIES                          (1,022)            (3,227)               (6,445)
- -------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
    Proceeds from asset sales                                  24,391             23,065               124,983
    Discontinued operations                                     5,630             (5,504)              (42,755)
    Purchase of property, plant and equipment                 (21,620)           (17,620)              (12,728)
    Acquisitions                                              (58,260)               ---                   ---
    Dividends of unconsolidated affiliates                        537                ---                   ---
- -------------------------------------------------------------------------------------------------------------------
NET CASH (USED IN) PROVIDED BY
 INVESTING ACTIVITIES                                         (49,322)               (59)               69,500
- -------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
    Net short-term borrowings                                   7,313                ---                   ---
    Retirement of convertible debentures                          ---                ---               (14,430)
    Proceeds from issuance of long-term debt                      250             30,000                   ---
    Principal payments on long-term debt                      (12,545)            (5,842)               (5,832)
    Dividends                                                  (1,386)               ---                   ---
    Stock issuance/repurchase - net                               513                ---                   ---
- -------------------------------------------------------------------------------------------------------------------
NET CASH (USED IN) PROVIDED BY
 FINANCING ACTIVITIES                                          (5,855)            24,158               (20,262)
- -------------------------------------------------------------------------------------------------------------------
Foreign Exchange Effect on Cash and
 Short-Term Investments                                          (488)               ---                   ---
- -------------------------------------------------------------------------------------------------------------------
(DECREASE) INCREASE IN CASH AND
  SHORT-TERM INVESTMENTS                                      (56,687)            20,872                42,793
- -------------------------------------------------------------------------------------------------------------------
CASH AND SHORT-TERM INVESTMENTS AT
 BEGINNING OF YEAR                                            121,789            100,917                58,124
- -------------------------------------------------------------------------------------------------------------------
CASH AND SHORT-TERM INVESTMENTS AT
 END OF YEAR                                              $    65,102         $  121,789          $    100,917
- -------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------
INTEREST PAID                                             $    11,800         $   10,400          $     14,700
- -------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------
TAXES PAID                                                $     3,800         $    6,000          $      1,100
- -------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------

See accompanying Notes to the Consolidated Financial Statements.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                        Cumulative
                                          Common     Class A      Trust     Paid-In    Translation  Accumulated
(in thousands)                            Shares      Shares     Shares     Capital     Adjustment    Deficit      Total
- -------------------------------------------------------------------------------------------------------------------------
December 31, 1990                       $ 52,203    $ 17,898    $ 28,821    $527,607     $ (8,823)  $(295,745)  $ 321,961
  Exchange of HBMS Special Shares          1,366         ---        (796)      (570)          ---         ---         ---
  Translation adjustment                     ---         ---         ---        ---         8,823         ---       8,823
  Retirement of convertible debentures     2,626         ---         ---      8,533           ---       5,115      16,274
  Conversion of Class A Shares            17,898     (17,898)        ---        ---           ---         ---         ---
  Stock Incentive Plan                         4         ---         ---          9           ---         ---          13
  Net Loss                                   ---         ---         ---        ---           ---    (156,775)   (156,775)
- -------------------------------------------------------------------------------------------------------------------------
December 31, 1991                         74,097         ---      28,025    535,579           ---    (447,405)    190,296
  Exchange of HBMS Special Shares          9,791         ---      (5,713)    (4,078)          ---         ---
  Exercise of stock options                   36         ---         ---         95           ---         ---         131
  Stock Incentive Plan                         7         ---         ---         13           ---         ---          20
  Net Income                                 ---         ---         ---        ---           ---      31,029      31,029
- -------------------------------------------------------------------------------------------------------------------------
December 31, 1992                         83,931         ---      22,312    531,609           ---    (416,376)    221,476
  Exchange of HBMS Special Shares         38,213         ---     (22,312)   (15,901)          ---         ---         ---
  Exercise of stock options                  213         ---         ---        767           ---         ---         980
  Stock repurchase                          (107)        ---         ---       (360)          ---         ---        (467)
  Translation adjustment                     ---         ---         ---        ---          (488)        ---        (488)
  Stock Incentive Plan                         7         ---         ---         13           ---         ---          20
  Dividends                                  ---         ---         ---        ---           ---      (1,386)     (1,386)
  Net Income                                 ---         ---         ---        ---           ---      22,845      22,845
- -------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1993                       $122,257    $    ---    $    ---    $516,128     $   (488)  $(394,917)  $ 242,980
- -------------------------------------------------------------------------------------------------------------------------


See accompanying Notes to the Consolidated Financial Statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation:
The Consolidated Financial Statements include the accounts of Terra Industries Inc., formerly Inspiration Resources Corporation, and all majority-owned subsidiaries (the Corporation).

Operating results and, where appropriate, other data presented for prior years have been reclassified to reflect discontinued operations described in Note 4.

Business segment:
The Corporation operates in the agribusiness industry through its wholly owned subsidiary, Terra International, Inc., a marketer and producer of fertilizer, crop protection products, seed and services for agriculture.

Foreign Exchange:
Results of operations for the Canadian subsidiary are translated using average currency exchange rates during the period, while assets and liabilities are translated using current rates. Resulting translation adjustments are recorded as currency translation adjustments in stockholders' equity.

Cash and short-term investments:
The Corporation considers short-term investments with an original maturity of three months or less to be cash equivalents which are reflected at their approximate fair value.

Inventories:
Inventories are stated at the lower of cost or estimated net realizable value. The cost of inventories is determined using the first-in, first-out method.

Property, plant and equipment:
Expenditures for plant and equipment additions, replacements and major improvements are capitalized. Related depreciation is charged to expense on a straight-line basis over estimated useful lives. Maintenance and repair costs are expensed as incurred.

Reclassifications:
Certain reclassifications have been made to prior years' financial statements to conform with current year presentation.

Per-share results:
Earnings-per-share data are based on the weighted average number of Common Shares that would become outstanding after allowing for the full exchange of Hudson Bay Mining and Smelting Co., Limited Special Shares held by the public and exercise of outstanding stock options. All previously unexchanged Special Shares were automatically exchanged for Common Shares of the Corporation on July 6, 1993. The dilutive effect of the Corporation's outstanding restricted shares, stock options and convertible debentures was not significant.


2.       ACQUISITIONS

On April 8, 1993, a wholly owned subsidiary of the Corporation, Terra International (Canada) Inc. (Terra Canada) acquired rights to an anhydrous ammonia manufacturing plant and related upgrading facilities (the nitrogen plant) located at Courtright, Ontario effective as of March 31, 1993. In addition, Terra Canada purchased working capital associated with the nitrogen plant and interests in 32 farm service centers operating under the trademark, Agromart(TM). All but two of the Agromarts(TM) are owned by corporations in which Terra Canada has a 50% interest, and the remaining 50% interests are owned by local management and other investors. The remaining two Agromarts(TM) are wholly owned by Terra Canada. The amount paid in connection with the transaction was approximately $73 million

(Cdn) of which approximately $47 million (Cdn) was provided through lease financing and the remainder was funded by a working capital line of credit and cash.

On December 31, 1993, Terra International, Inc. purchased net assets of certain operations of Asgrow Florida Company, Inc. (Terra Asgrow Florida), a distributor of fertilizer, chemicals and seed, for $39 million. Terra Asgrow Florida operates 12 distribution centers and is a supplier to the vegetable and ornamental markets, mostly in Florida. The amount paid at closing was approximately $31 million which was provided from available cash.

Terra Canada's operating results from the date of acquisition are included in the Consolidated Statements of Income. The following represents unaudited pro forma summary results of operations as if both acquisitions had occurred at the beginning of 1992:

(in thousands, except per-share data)                                                    Year Ended December 31
- -------------------------------------------------------------------------------------------------------------------
                                                                    1993                          1992
- -------------------------------------------------------------------------------------------------------------------
Revenues                                                      $     1,351,000               $    1,282,800
Income before extraordinary items and
 cumulative effect of accounting changes                      $        25,500               $       14,300
Net income                                                    $        25,500               $       36,600
Net income per share                                          $          0.37               $         0.53
- -------------------------------------------------------------------------------------------------------------------

The pro forma operating results were adjusted to include lease expense rather than depreciation for the nitrogen plant, increased costs of seed sales, amortization of intangibles, interest expense on the acquisition borrowings and the effect of income taxes.

The pro forma information listed above does not purport to be indicative of the results that would have been obtained if the operations were combined during the above period. In addition, they are not intended to be a projection of future operating results or trends.


3.       ACCOUNTING CHANGES

In 1992, the Corporation adopted Statement of Financial Accounting Standard
(SFAS) 106, "Employers Accounting for Post-Retirement Benefits Other than Pensions" and SFAS 109, "Accounting for Income Taxes." In connection with the adoption of SFAS 106, the Corporation elected to recognize immediately the prior service cost of providing post-retirement medical benefits during the active service of the employee. This resulted in a one-time charge of $5.7 million, net of income taxes of $3.5 million. Net income from continuing operations for 1992 was reduced $0.7 million from that which would have been reported under the Corporation's previous accounting method. The pro forma effect of the change on prior years is not determinable. Prior to 1992, the Corporation recognized expense in the period the benefits were paid. These benefit costs were not significant in 1991.

Accounting for income taxes under SFAS 109 requires recognition of deferred tax assets and liabilities for the effect of future tax consequences of events recognized in the Corporation's financial statements or tax returns. SFAS 109 requires the Corporation to recognize the income tax benefit of operating loss and tax credit carryforwards expected to be realized; such recognition was prohibited under SFAS 96, the Corporation's previous method of accounting for income taxes. A $28.0 million credit was recorded as the effect at January 1, 1992 of a change in accounting principle. Income tax expense from continuing operations was increased $6.5 million for 1992 pursuant to SFAS 109.


4.       DISCONTINUED OPERATIONS

During 1993, the Corporation sold the leasing business and the construction materials businesses, discontinued in 1992.

As of December 31, 1992, the Corporation's Board of Directors approved plans to sell the leasing and construction materials businesses as well as equity interests in a copper alloy producer, an undeveloped beryllium mine property and its gold mining affiliate. As a result of this decision and a gain on the sale of remaining coal properties, discontinued in 1990, the Corporation realized a $2.4 million gain on disposition of discontinued operations during 1992.

During the 1991 third quarter, the Corporation sold its interests in its base metals segment consisting of Hudson Bay Mining and Smelting Co., Limited (HBMS) and related metals marketing and trading operations. The base metals segment was sold to Minorco, the Corporation's majority stockholder, for $87 million. The Corporation recognized a $170 million loss on the disposal of the base metals segment.

Financial results of the base metals, coal, leasing and other discontinued businesses for 1993 have been applied against their respective reserves and 1992 and 1991 amounts have been included in discontinued operations and are as follows:

(in millions)                                                           1992                      1991
- -------------------------------------------------------------------------------------------------------------------
Revenues:
         Base metals                                                $     --                  $    176.8
         Leasing                                                           5 .9                      8.3
         Construction materials                                            27.8                     29.4
- -------------------------------------------------------------------------------------------------------------------
                                                                    $      33.7               $    214.5
- -------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------
Income (loss) from operations,
 net of income taxes:
         Base metals                                                $     --                  $     (4.8)
         Leasing                                                           (2.8)                     3.8
         Construction materials                                            (0.8)                    (0.2)
         Other                                                             (0.4)                     2.4
- -------------------------------------------------------------------------------------------------------------------
                                                                    $      (4.0)              $      1.2
- -------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------


5.      RELATIONSHIP WITH MAJORITY STOCKHOLDER

Minorco, through its beneficial ownership of Common Shares, owns approximately 53 percent of the equity of the Corporation. In 1992, the Corporation discontinued its remaining operations in the gold mining business conducted through its 50 percent interest in Western Gold Exploration and Mining Company, Limited Partnership (WestGold). The remaining 50 percent interest is owned by Minorco. During 1991, the Corporation sold its base metals segment to Minorco as described in Note 4. The Corporation subleases office space to Minorco, procures certain insurance coverages for Minorco and related companies and shares the cost of an executive of both organizations. Payments in settlement of these services are made on an ongoing basis.


6.       INVENTORIES

Inventories consisted of the following at December 31:

(in thousands)                                                                    1993                 1992
- -------------------------------------------------------------------------------------------------------------------
Raw materials                                                                 $   22,983           $   14,770
Finished goods                                                                   222,012              183,851
- -------------------------------------------------------------------------------------------------------------------
Total                                                                         $  244,995           $  198,621
- -------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------

7.       PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net consisted of the following at December 31:

(in thousands)                                                                  1993                  1992
- -------------------------------------------------------------------------------------------------------------------
Land and buildings                                                         $     66,343           $    59,589
Plant and equipment                                                             179,095               152,766
- -------------------------------------------------------------------------------------------------------------------
                                                                                245,438               212,355

Less accumulated depreciation
   and amortization                                                            (134,768)             (120,386)
- -------------------------------------------------------------------------------------------------------------------
Total                                                                      $    110,670           $    91,969
- -------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------


8.       DEBT DUE WITHIN ONE YEAR

Debt due within one year consisted of the following at December 31:

(in thousands)                                                                  1993                  1992
- -------------------------------------------------------------------------------------------------------------------
Short-term borrowings                                                      $      7,313           $       ---
Current maturities of long-term debt                                              2,323                12,508
- -------------------------------------------------------------------------------------------------------------------
Total                                                                      $      9,636           $    12,508
- -------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------

The Corporation has short-term domestic bank lines of credit consisting of a $130 million revolving credit facility, which is used primarily to provide for domestic seasonal working capital needs, a $26.2 million ($35 million Cdn) revolving credit facility used to provide for working capital needs for its Canadian operations, and a $15 million uncommitted line for working capital needs. There was $7.3 million outstanding at December 31, 1993 under the Canadian facility. Interest on borrowings under these lines is charged at current market rates.

Under both the domestic and Canadian facility, the Corporation has agreed, among other things, to maintain certain levels of working capital and net worth, adhere to maximum debt leverage limitations and restrict payments to the Corporation from operating subsidiaries. The Corporation's $130 million revolving credit agreement expires December 31, 1995. A commitment fee of 1/4 percent is paid on the unused portion of the facility, and no borrowings were outstanding at December 31, 1993. The Corporation's $35 million (Cdn) revolving credit agreement expires January 5, 1995 and is renewable every 120 days for a 360-day term. A commitment fee of 1/8 percent is paid on the facility. The Corporation's $15.0 million line is subject to periodic review and may be withdrawn by the bank at any time.


9.       ACCRUED AND OTHER LIABILITIES

Accrued and other liabilities consisted of the following at December 31:

(in thousands)                                                                  1993                  1992
- -------------------------------------------------------------------------------------------------------------------
Customer deposits                                                          $     50,714           $    41,714
Payroll and benefit costs                                                        17,072                15,167
Income taxes                                                                     17,025                 9,551
Other                                                                            43,848                40,978
- -------------------------------------------------------------------------------------------------------------------
Total                                                                      $    128,659           $   107,410
- -------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------


10.       LONG-TERM DEBT

Long-term debt consisted of the following at December 31:

(in thousands)                                                                  1993                  1992
- -------------------------------------------------------------------------------------------------------------------
8.5% Convertible Subordinated Debentures,
 due 2012                                                                  $     72,057           $    72,057
Unsecured Senior Notes, 8.48%, due 2005                                          30,000                30,000
Industrial Development Revenue Bonds
 bearing interest at an average 6.78% with
 increasing payments from 1994 to 2011                                            9,355                 9,485
Industrial Development Revenue Bonds
 bearing a variable interest rate repaid December, 1993                             ---                 5,000
Unsecured Notes, 8.75% to 9.63%,
 due 1996 to 1998                                                                 8,500                10,500
Bank Note, floating rate repaid January, 1993                                       ---                 5,258
Other                                                                             1,472                 1,379
- -------------------------------------------------------------------------------------------------------------------
                                                                                121,384               133,679
Less current maturities                                                          (2,323)              (12,508)
- -------------------------------------------------------------------------------------------------------------------
Total                                                                      $    119,061           $   121,171
- -------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------
Estimated Fair Value                                                       $    121,500           $   121,000
- -------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------

Scheduled principal payments for each of the five years 1994 through 1998 are $2.3 million, $2.3 million, $2.8 million, $1.3 million and $6.5 million, respectively.

The Corporation's 8.5 percent Convertible Subordinated Debentures (Debentures) are convertible into Common Shares any time prior to maturity, unless previously redeemed, at a conversion price of $8.083 per share. The Debentures are subject to redemption, upon not less than 20 days notice by mail, at any time, as a whole or in part, at the election of the Corporation. The redemption price, expressed as a percent of the principal amount of the Debentures to be redeemed, is 103.40% until May 31, 1994, 102.55% until May 31, 1995 and decreasing yearly thereafter to 100% at June 1, 1997.

During 1992, the Corporation entered into a long-term note purchase agreement of $30 million in 8.48 percent Senior Notes requiring semi-annual payments through May 1, 2005. The Corporation has executed interest rate swap agreements to convert one-half of these notes to LIBOR-based floating rate instruments. The interest rate agreements became effective on April 15, 1993 and terminates on April 15, 2003. The debt agreement includes covenants similar to the Revolving Credit Agreement described in Note 8 and a requirement for rental and interest obligations coverage.

The Industrial Development Revenue Bonds due in 2011 are secured by a letter of credit guaranteed by the Corporation and, along with other long-term debt due in 2003, by the Corporation's headquarters building located in Sioux City, Iowa.

The fair value of long-term debt was established by reference to the public exchange market for the publicly traded long-term securities of the Corporation and consideration of redemption provisions. Estimates of fair value developed by the Corporation were utilized for other long-term debt.


11.      COMMITMENTS AND CONTINGENCIES

The Corporation and its subsidiaries are committed to various non-cancelable operating leases for agricultural equipment, and office, production, and storage facilities expiring on various dates through 2001. Total minimum rental payments are as follows:

(in thousands)
- -------------------------------------------------------------------------------------------------------------------
1994                                                                                                 $  25,178
1995                                                                                                    21,329
1996                                                                                                    16,998
1997                                                                                                    11,244

1998 and thereafter                                                                                      5,061
- -------------------------------------------------------------------------------------------------------------------
Total                                                                                                $  79,810
- -------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------

The Corporation entered a lease financing agreement in connection with the purchase of an ammonia manufacturing plant and related upgrading facilities located near Sarnia, Ontario. The agreement is for a four-year term requiring annual lease payments of approximately $4.0 million (Cdn). Terra Canada has an option to purchase the nitrogen plant during the term of the lease and at expiration for approximately $47 million (Cdn). If, at the end of the lease term, Terra Canada elects not to exercise its purchase option, the Corporation must pay to the lessor approximately $40 million (Cdn), subject to reimbursement based on the proceeds realized upon the sale of the nitrogen plant by the lessor. Terra Canada has entered into certain agreements in order to convert its obligations with respect to the nitrogen plant set forth above from Canadian dollar and fixed rental obligations to U.S. dollar and variable rental obligations based on interest rate changes tied to LIBOR.

Total rental expense under all leases, including short-term cancelable operating leases, was approximately $24.7 million, $19.4 million and $18.9 million for the years ended December 31, 1993, 1992 and 1991, respectively.

In 1988, the Corporation formulated a fungicide for E. I. DuPont de Nemours and Company ("DuPont") at the Blytheville facility. The fungicide was recalled and claims in excess of $90 million, plus punitive damages, have been filed by third parties alleging damages from product use. During 1993, the Corporation reached a settlement with DuPont whereby DuPont will assume responsibility for all related pending product claims and will reimburse the Corporation for claims previously settled and not reimbursed by insurers. As a result of this settlement, reserves established in 1989 to cover expected recall and claims costs will not be required. Accordingly, the Corporation reduced 1993 costs in the fourth quarter by $4.2 million, the remaining amount of such reserves.

A subsidiary of the Corporation has been notified by the United States Environmental Protection Agency (EPA) that it is a potentially responsible party (PRP) in the Matter of Valley Chemical Site, Greenville, Mississippi.
Ten other companies have also been named as PRPs. Based on discussions with the EPA and review of information from other PRPs, the Corporation believes its responsibility is limited to a portion of material removal costs which should not be significant to its operating results.

The Corporation is contingently liable for retiree medical benefits of employees of coal mining operations sold on January 12, 1993. Under the purchase agreement, the purchaser agreed to indemnify the Corporation against its obligations under certain employee benefit plans. Due to the Coal Industry Retiree Health Benefit Act of 1992, certain retiree medical benefits of union coal miners have become statutorily mandated, and all companies owning 50 percent or more of any company liable for such benefits as of certain specified dates becomes liable for such benefits if the company directly liable is unable to pay them. As a result, if the purchaser becomes unable to pay its retiree medical obligations assumed pursuant to the sale, the Corporation may have to pay such amount. The Corporation has estimated that the present value of liabilities for which it retains contingent responsibility approximates $12 million at December 31, 1993. In the event the Corporation would be required to assume this liability, mineral reserves associated with the sold coal subsidiary would revert to the Corporation.

The Corporation and certain of its subsidiaries are involved in the above mentioned and various other legal actions and claims, including environmental matters, arising from the normal course of business. Although it is not possible to predict with any certainty the outcome of such matters, it is the opinion of management that these matters will not have a material adverse effect on the Corporation.


12.      FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

FINANCIAL INSTRUMENTS - The Corporation enters into foreign exchange forward and option contracts to manage exposure to currency fluctuations. These agreements are entered as designated hedges of fixed obligations and hedges of net foreign currency transaction exposures. At December 31, 1993, the notional amounts for all foreign exchange forward and foreign currency option contracts totaled $98.2 million. These amounts are a reflection of the extent of such activity and are disclosed for informational purposes only. They do not indicate the significantly smaller credit or economic risks involved in these agreements.

These contracts had a carrying amount of $0.1 million and a fair value of $0.9 million. Fair value of foreign exchange forward contracts is based on quotations received from a quotation service and on computations prepared by the Corporation which are based on current rates of exchange. Maturities, which are consistent with the settlement dates of items being hedged, extend through April 1997. The gains and losses on these contracts are deferred and included as a component of the related transaction.

The Corporation fixes some natural gas supply prices through the use of swap agreements and financial derivatives. The Corporation had gas contracts with a computed value of $24.7 million and a fair value of $24.2 million based on contract prices and rates in effect at December 31, 1993. Gains and losses on futures contracts and swap agreements are credited or charged to manufacturing cost in the month to which the hedged transaction relates.

At December 31, 1993, the Corporation had letters of credit outstanding totaling $19.5 million, guaranteeing various insurance and financing activities. Short-term investments of $13.0 million at December 31, 1993 and 1992 are restricted to collateralize certain of the letters of credit.

The Corporation enters into the above agreements with a limited number of major international financial institutions. The Corporation does not expect any losses from credit exposure due to review and control procedures established by corporate policy.

CONCENTRATIONS OF CREDIT RISK - The Corporation is subject to credit risk through trade receivables and short-term investments. Although a substantial portion of its debtors' ability to pay is dependent upon the agribusiness economic sector, credit risk with respect to trade receivables is minimized due to a large customer base and its geographic dispersion. Short-term cash investments are placed with well capitalized, high quality financial institutions and in short duration corporate and government debt securities funds. By policy, the Corporation limits the amount of credit exposure in any one type of investment instrument.


13.      STOCKHOLDERS' EQUITY

The Corporation allocates $1.00 per share upon the issuance of Common Shares to the Common Share capital account.

On July 6, 1993, the outstanding HBMS Special Exchangeable Non-Voting Shares (HBMS Special Shares) were each automatically exchanged for one Common Share of the Corporation. Through the Corporation's Trust Shares, each HBMS Special Share had a vote equivalent to one Common Share of the Corporation. For Common Shares issued upon the exchange of HBMS Special Shares subsequent to August 31, 1986, the Corporation allocated $9.53 per share to the Common Share capital account, representing the average historical capitalization of the HBMS Special Shares.

In 1992, the Corporation issued 375,500 restricted Common Shares under its 1992 Stock Incentive Plan to certain key employees of the Corporation. During 1993 an additional 38,500 shares were issued and 45,500 shares were forfeited. At December 31, 1993, 368,500 of the unvested shares remain outstanding. Under terms of the issuance, vesting of stock granted is contingent upon the attainment, prior to March 1999, of pre-established market price objectives for the Corporation's shares and/or, for approximately 31 percent of participants, specified regional or divisional three-year operating profit objectives. In 1991, the Corporation issued 33,300 restricted Common Shares under its 1987 Stock Incentive Plan. The agreement restricts the shares to vesting in equal annual installments over five years. The shares issued are entitled to normal voting rights and earn dividends as declared during the performance periods. Compensation expenses are accrued on ratable bases through the performance periods.

The Corporation has authorized 16,500,000 Trust Shares for issuance. All Trust Shares previously outstanding were cancelled in July 1993.

In addition to the Common and Trust Shares, the Corporation has authorized 19,125,000 Class A Shares for issuance. All Class A Shares previously outstanding were converted to Common Shares in 1991.

A summary of changes in the Corporation's outstanding capital stock follows:

                                                       Common     Class A         Trust           Total
(in thousands)                                         Shares     Shares          Shares          Shares
- -------------------------------------------------------------------------------------------------------------------
December 31, 1990                                       43,207          17,898          5,181          66,286
         Exchanges of HBMS Special Shares                  144             ---           (144)            ---
         Retirement of Convertible Debentures            2,626             ---            ---           2,626
         Conversion of Class A Shares                   17,898         (17,898)           ---             ---
         Stock Incentive Plan                               33             ---            ---              33
- -------------------------------------------------------------------------------------------------------------------
December 31, 1991                                       63,908             ---          5,037          68,945
         Exchange of HBMS Special Shares                 1,027             ---         (1,027)            ---
         Exercise of stock options                          36             ---            ---              36
         Stock Incentive Plan                              375             ---            ---             375
- -------------------------------------------------------------------------------------------------------------------
December 31, 1992                                       65,346             ---          4,010          69,356
         Exchange of HBMS Special Shares                 4,010             ---         (4,010)            ---
         Exercise of stock options                         213             ---            ---             213
         Repurchase of shares                             (107)            ---            ---            (107)
         Stock Incentive Plan                               (7)            ---            ---              (7)
- -------------------------------------------------------------------------------------------------------------------
December 31, 1993                                       69,455             ---            ---          69,455
- -------------------------------------------------------------------------------------------------------------------

At December 31, 1993, 12.5 million Common Shares were reserved for issuance upon award of restricted shares, exercise of employee stock options and conversion of convertible debentures.


14.      STOCK OPTIONS

The Corporation's 1992 Stock Incentive Plan authorized granting key employees options to purchase Common Shares at not less than fair market value on the date of grant and also authorizes the award of performance units and restricted shares. The Corporation's 1983 Stock Option Plan and 1987 Stock Incentive Plan authorized granting key employees similar options to purchase Common Shares.
No further options may be granted under the 1983 and 1987 Plan. Awards to a maximum of 2.5 million Common Shares may be granted under the 1992 Plan. Options generally may not be exercised prior to one year or more than ten years from the date of grant. At December 31, 1993, 1,763,500 Common Shares were available for grant under the 1992 Plan. A summary of activity under the 1992, 1987 and 1983 Plans follows:

                                                    Shares                            Price Range
(in thousands)                                   Under Option                          Per Share
- -------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1990                          2,603                        $4.13  to  $13.11
         Granted                                        356                                     3.38
         Expired/terminated                             505                         3.38  to   13.11
         Exercised                                      ---                                    ---
- -------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1991                          2,454                        $3.38  to  $13.11
         Granted                                        328                                     5.00
         Expired/terminated                             163                         3.38  to   11.15
         Exercised                                       36                         3.38  to    4.13
- -------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992                          2,583                        $3.38  to  $13.11
         Granted                                         41                                     5.00
         Expired/terminated                             266                         4.125 to   13.11
         Exercised                                      213                         3.38  to    6.75
- -------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                          2,145                        $3.38  to  $11.38
- -------------------------------------------------------------------------------------------------------------------

The number of options exercisable at December 31 for each of the past three years follows:

                                                                                      Price Range
(in thousands)                                     Options                             Per Share
- -------------------------------------------------------------------------------------------------------------------
         1991                                         2,101                        $4.13 to  $13.11
         1992                                         2,255                         3.38 to   13.11
         1993                                         1,777                         3.38 to   11.38
- -------------------------------------------------------------------------------------------------------------------

15.      RETIREMENT PLANS

The Corporation and its subsidiaries maintain non-contributory pension plans that cover substantially all salaried and hourly employees. Benefits are based on a final pay formula for the salaried plans and a flat benefit formula for the hourly plans. The plans' assets consist principally of equity securities and corporate and government debt securities. The Corporation and its subsidiaries also have certain non-qualified pension plans covering executives, which are unfunded. The Corporation accrues pension costs based upon annual independent actuarial valuations for each plan and funds these costs in accordance with statutory requirements. The components of net periodic pension expense (credit) were as follows:

(in thousands)                                                   1993             1992             1991
- -------------------------------------------------------------------------------------------------------------------
Current service cost                                           $  2,627         $  2,019         $  1,914
Interest on projected benefit obligation                          3,539            2,322            2,077
Actual return on assets                                          (4,629)          (2,290)          (4,251)
Net amortization and other                                          853               28            2,395
- -------------------------------------------------------------------------------------------------------------------
Pension expense                                                $  2,390         $  2,079         $  2,135
- -------------------------------------------------------------------------------------------------------------------

The following table reconciles the plans' funded status to amounts included in the Consolidated Statements of Financial Position at December 31:

(in thousands)                                                  1993                             1992
- --------------------------------------------------------------------------------------------------------------
                                                                 Plans with                         Plans with
                                                Plans with      accumulated      Plans with        accumulated
                                             assets in excess   benefits in   assets in excess     benefits in
                                              of accumulated     excess of     of accumulated       excess of
                                                 benefits       plan assets       benefits         plan assets
- -------------------------------------------------------------------------------------------------------------------
Actuarial present value of:
    Vested benefit obligations                 $   (32,550)     $   (1,532)      $  (21,764)       $   (1,069)
    Accumulated benefit obligations            $   (36,213)     $   (1,680)      $  (24,376)       $   (1,109)
    Projected benefit obligations              $   (51,173)     $   (1,993)      $  (33,558)       $   (1,155)
Plan assets at fair value                           45,626             ---           30,732               ---
- -------------------------------------------------------------------------------------------------------------------
Funded status                                       (5,547)         (1,993)          (2,826)           (1,155)
Unrecognized net experience loss (gain)              4,061             295            1,673              (386)
Unrecognized prior service cost                        636             107              667               116
Unrecognized net transition (asset) obligation      (3,469)            645           (3,835)              705

Additional minimum liability                           ---            (734)             ---              (389)
- -------------------------------------------------------------------------------------------------------------------
Pension liability included in the Consolidated
 Statements of Financial Position              $    (4,319)     $   (1,680)      $   (4,321)       $   (1,109)
- -------------------------------------------------------------------------------------------------------------------

Under the terms of the Canadian purchase agreement, the Corporation established a pension plan for transferring employees, whereby the seller will transfer assets, which approximate the projected benefit obligations of $9.8 million.

The assumptions used to determine the actuarial present value of benefit obligations and pension expense during each of the years in the three-year period ended December 31, 1993 were as follows:

                                                                1993             1992             1991
- -------------------------------------------------------------------------------------------------------------------

Weighted average discount rates to determine:
    Pension expense                                             7.5%             8.5%             8.5%
    Present value of benefit obligations                        7.5%             8.5%             8.5%
Long-term per annum compensation increase                       5.0%             6.0%             6.0%
Long-term return on plan assets                                 9.5%             9.5%             9.5%
- -------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------

The Corporation also sponsors a qualifying savings plan covering most full-time employees. Contributions made by participating employees are matched based on a specified percentage of employee contributions to 6% of the employees' pay base. The cost of the Corporation's matching contribution to the savings plan totaled $1.4 million in 1993, and $1.1 million in 1992 and 1991.


16.      POST-RETIREMENT BENEFITS

The Corporation also provides health care benefits for eligible retired employees of its agribusiness subsidiary. Participants generally become eligible after reaching retirement age with ten years of service. The plan pays a stated percentage of most medical expenses reduced for any deductible and payments made by government programs. The plan is unfunded.

Employees hired prior to January 1, 1990 are eligible for participation in the plan. Participant contributions and co-payments are subject to escalation.

The following table indicates the components of the post-retirement medical benefits obligation included in the Corporation's Consolidated Statement of Financial Position at December 31, 1993:

(in thousands)                                                       1993                     1992
- -------------------------------------------------------------------------------------------------------------------
Accumulated post-retirement medical benefit obligation:
    Retirees                                                     $    2,054               $     2,168
    Fully eligible active plan participants                           1,946                     2,075
    Other active participants                                         5,305                     6,205
- -------------------------------------------------------------------------------------------------------------------
    Funded status                                                     (9,305)                 (10,448)
    Unrecognized net (gain) loss                                        149                        37
    Unrecognized prior service (benefit)                              (2,040)                     ---
- -------------------------------------------------------------------------------------------------------------------
(Accrued) post-retirement benefit cost                           $  (11,196)              $   (10,411)
- -------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------

Net periodic post-retirement medical benefit cost consisted of the following components:

(in thousands)                                                       1993                     1992
- -------------------------------------------------------------------------------------------------------------------
Service cost of benefits earned                                  $      526               $       723
Interest cost on accumulated post-retirement medical
 benefit obligation                                                     614                       730
Net amortization and other                                             (127)                      ---
- -------------------------------------------------------------------------------------------------------------------
Net periodic post-retirement medical benefit cost                $    1,013               $     1,453
- -------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------

The Corporation limits its future obligation for post-retirement medical benefits by capping at 5% the annual rate of increase in the cost of claims it assumes under the Plan. The weighted average discount rate used in determining the accumulated post-retirement medical benefit obligation is 7.5% and was 8.0% in 1992. The determination of the Corporation's accumulated post-retirement benefit obligation as of December 31, 1993 utilizes the annual limit of 5% for increases in claims costs.


17.      OTHER INCOME, NET

Other income consisted of the following:

(in thousands)                                                   1993             1992             1991
- -------------------------------------------------------------------------------------------------------------------
Fertilizer service revenue                                     $ 13,531         $ 10,354         $  9,743
Service charge income                                             3,930            3,963            3,833
Other, net                                                        8,030            5,829            5,255
- -------------------------------------------------------------------------------------------------------------------
Total                                                          $ 25,491         $ 20,146         $ 18,831
- -------------------------------------------------------------------------------------------------------------------


18.      INCOME TAXES

Components of the income tax provision (benefit) applicable to continuing operations are as follows:

(in thousands)                                              1993            1992             1991
- -------------------------------------------------------------------------------------------------------------------
Current:
    Federal                                             $    4,884      $       640      $        600
    Foreign                                                  3,750              ---               ---
    State                                                    4,709              804               818
- -------------------------------------------------------------------------------------------------------------------
                                                            13,343            1,444             1,418
- -------------------------------------------------------------------------------------------------------------------
Deferred:
    Federal                                                 (4,126)           6,288              (119)
    Foreign                                                    451              ---               ---
    State                                                     (368)              25              (226)
- -------------------------------------------------------------------------------------------------------------------
                                                            (4,043)           6,313              (345)
- -------------------------------------------------------------------------------------------------------------------
Total income tax provision                              $    9,300      $     7,757      $      1,073
- -------------------------------------------------------------------------------------------------------------------

Effective January 1, 1992, the Corporation adopted SFAS 109 to account for income taxes as described in Note 3 above. The Corporation has accumulated net operating loss (NOL) carryforwards and, in prior years under provisions of its previous accounting method, the benefits from loss carryforwards had been included as a reduction of income tax expense in the year utilized.

The income tax provision differs from the federal statutory provision for the following reasons:

(in thousands)                                              1993            1992             1991
- -------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing
operations before taxes:
    U.S.                                                $   19,046      $    18,186      $     13,106
    Canada                                                  13,099              ---               ---
- -------------------------------------------------------------------------------------------------------------------
                                                        $   32,145      $    18,186      $     13,106
- -------------------------------------------------------------------------------------------------------------------
Statutory income tax:
    U.S.                                                $    6,666      $     6,183      $      4,456
    Canada                                                   4,978              ---               ---
- -------------------------------------------------------------------------------------------------------------------
                                                            11,644            6,183             4,456
Non-deductible expenses                                        698              710               705
State and local income taxes                                 3,061              547               391
Benefit of loss carryforwards                               (4,494)             ---            (5,036)
Change in federal tax rates                                 (1,233)             ---               ---
Undistributed equity earnings                                 (865)             ---               ---
Other                                                          489              317               557
- -------------------------------------------------------------------------------------------------------------------
Income tax provision                                    $    9,300      $     7,757      $      1,073
- -------------------------------------------------------------------------------------------------------------------

Deferred tax assets totaled $50.8 million and $46.3 million at December 31, 1993 and 1992, respectively. At December 31, 1993, undistributed earnings of the Canadian subsidiary, considered permanently invested, for which deferred income taxes have not been provided, was $8.9 million. The tax effect of NOL and tax credit carryforwards and significant temporary differences between reported and taxable earnings that gave rise to net deferred tax assets were as follows:

(in thousands)                                                                  1993             1992
- -------------------------------------------------------------------------------------------------------------------
    NOL, capital loss and tax credit carryforwards                      $     28,937     $     31,209
    Discontinued business costs                                                7,295            8,992
    Unfunded employee benefits                                                 8,146            8,354
    Accrued liabilities                                                        8,658            5,705
    Inventory valuation                                                        4,059            3,418
    Account receivable allowances                                              2,176            2,286
    Depreciation                                                              (6,297)          (4,020)
    Valuation allowance                                                       (2,765)          (9,554)
    Other                                                                         93             (131)
- -------------------------------------------------------------------------------------------------------------------
                                                                        $     50,302     $     46,259
- -------------------------------------------------------------------------------------------------------------------

Remaining unutilized NOL carryforwards were approximately $55 million and $51 million at December 31, 1993 and 1992, respectively. NOL carryforwards that have not been utilized expire in 2005. Investment tax credits of approximately $1.7 million expire in varying amounts from 1998 through 2000. Alternative minimum taxes paid of $5.2 million are available to offset future tax liabilities and have an indefinite life. The Corporation's capital loss carryforwards totalled $7.9 million and $28.1 million at December 31, 1993 and 1992, respectively. Capital loss carryforwards that are not utilized will expire in 1997. The change in the valuation allowance reflects current utilization of capital losses against capital gains and changes in tax rates.
A valuation allowance is provided since the realization of tax benefits of capital loss carryforwards is not assured.

Components of income tax provision (benefit) included in net income other than from continuing operations are as follows:

(in thousands)                                              1993            1992             1991
- -------------------------------------------------------------------------------------------------------------------
Current:
    Federal                                             $      ---      $       120      $      2,496
    State and local                                            ---            5,479             1,992
- -------------------------------------------------------------------------------------------------------------------
                                                               ---            5,599             4,488
- -------------------------------------------------------------------------------------------------------------------
Deferred:
    Federal                                                    ---          (18,887)              554
    State and local                                            ---           (2,001)             (629)
- -------------------------------------------------------------------------------------------------------------------
                                                               ---          (20,888)              (75)
- -------------------------------------------------------------------------------------------------------------------

                                                        $      ---      $   (15,289)     $      4,413
- -------------------------------------------------------------------------------------------------------------------



                 No dealer, salesperson or other individual has
                 been authorized to give any information or make
                 any representations not contained in this
                 Prospectus in connection with the offering covered
                 by this Prospectus.  If given or made, such
                 information or representations must not be relied                              $200,000,000
                 upon as having been authorized by the Company or
                 the Underwriter.  This Prospectus does not
                 constitute an offer to sell, or a solicitation of
                 an offer to buy, the LYONs in any jurisdiction                             TERRA INDUSTRIES INC.
                 where, or to any person to whom, it is unlawful to
                 make such offer or solicitation.  Neither the
                 delivery of this Prospectus nor any sale made
                 hereunder shall, under any circumstances, create
                 an implication that there has not been any change
                 in the facts set forth in this Prospectus or in
                 the affairs of the Company since the date hereof.

                                  TABLE OF CONTENTS                                     LIQUID YIELD OPTIONTM NOTES
                                                                Page                              DUE 2009
                                                                ----
                                                                                            (ZERO COUPON-SENIOR)
                 Available Information . . . . . . . . . . .      2
                 Incorporation of Certain Documents
                   by Reference  . . . . . . . . . . . . . .      2
                 Prospectus Summary  . . . . . . . . . . . .      3
                 Investment Considerations . . . . . . . . .      7
                 The Company . . . . . . . . . . . . . . . .      9                           ________________
                 Use of Proceeds . . . . . . . . . . . . . .      9
                 Common Shares Price Range and                                                   PROSPECTUS
                   Dividends   . . . . . . . . . . . . . . .     10                           ________________
                 Capitalization. . . . . . . . . . . . . . .     11
                 Management's Discussion and Analysis
                   of Financial Condition and Results
                   of Operations . . . . . . . . . . . . . .     12
                 Business  . . . . . . . . . . . . . . . . .     19
                 Description of LYONs  . . . . . . . . . . .     23
                 Book-Entry System . . . . . . . . . . . . .     35
                 Description of Capital Stock  . . . . . . .     36
                 Certain United States Federal Tax
                   Considerations  . . . . . . . . . . . . .     37
                 Underwriting  . . . . . . . . . . . . . . .     41                          MERRILL LYNCH & CO.
                 Legal Matters . . . . . . . . . . . . . . .     42
                 Experts . . . . . . . . . . . . . . . . . .     42                                      , 1994
                 Index to Financial Information  . . . . . .    F-1



                                                                                  TM TRADEMARK OF MERRILL LYNCH & CO., INC.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth an estimate (except for the Securities and Exchange Commission Registration Fee and NYSE Fee) of all expenses, other than the underwriting discount, payable by the Company in connection with the issuance and sale of securities being registered.

SEC Registration Fee                                                         $43,786
NYSE Filing Fee                                                               13,198
NASD Filing Fee                                                                  *
Trustee Fees                                                                     *
Printing Costs                                                                   *
Engraving Costs                                                                  *
Accounting Fees and Expenses                                                     *
Legal Fees and Expenses (not including Blue Sky)                                 *
Blue Sky Fees and Expenses                                                       *
Miscellaneous                                                                    *
                                                                             --------
Total                                                                        $   *
                                                                             --------

* To be completed by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Maryland General Corporate Law provides the following with respect to the indemnification of directors, officers, employees and agents:

  (a) Any director made a party to any proceeding in its capacity as a director, may be indemnified by registrant against certain liabilities unless it is established that: (i) The act or omission of the director was material to such proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or (ii) the director actually received an improper benefit or (iii) in the case of criminal proceedings the director had reasonable cause to believe that the act or omission was unlawful.

  (b) A director who performs his duties in accordance with the standard of care required of directors by Maryland law has no liability by reason of being or having been director of a corporation.

  (c) The Articles of Incorporation of the registrant may expand or limit the liability of its directors and officers to the corporation or its Stockholders for money damages except in circumstances where it is proved that such person received an improper benefit or such person actions, or failure to act, was the result of active or deliberate dishonesty.

  The indemnification provided by Maryland General Corporate Law and the registrant's By-Laws is not exclusive of any other rights to which a director or officer of the registrant may be entitled. The registrant also carries directors' and officers' liability insurance.

  The Articles of Incorporation of registrant provide the following with respect to indemnification of officers and directors; (a) the Company shall indemnify (i) its directors to the fullest extent provided by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures provided by such laws; (ii) its officers to the same extent as it shall indemnify its directors; and (iii) its officers who are not directors to such further extent as shall be authorized by the Board of Directors and be consistent with law.

  The foregoing shall not limit the authority of the Company to indemnify other employees and agents consistent with law.

  The proposed form of Purchase Agreement for the LYONs will contain provisions under which the Underwriter agree to indemnify the directors and officers of the registrant against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

ITEM 16.  EXHIBITS.

1)                               Form of Purchase Agreement*

4)                               Form of Indenture

5)                               Opinion re Legality*

8)                               Opinion re Tax Matters (included in Exhibit 5)*

12)                              Statement re Computation of Ratio of Earnings to Fixed Charges

23.1)                            Consent of Deloitte & Touche

23.2)                            Consent of Price Waterhouse

23.3)                            Consent of McDermott, Will & Emery (included in Exhibit 5)*

24)                              Powers of Attorney

25)                              Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of
                                   NationsBank of Texas, N.A.

_______________________

*        To be supplied by Amendment.

ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it is declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions described under Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sioux City, State of Iowa, on March 2, 1994.

                             TERRA INDUSTRIES INC.

                             By:    /S/ GEORGE H. VALENTINE
                                        George H. Valentine

                             Title: Vice President, General Counsel
                                      and Corporate Secretary

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

      SIGNATURE                                      TITLE                                   DATE
      ---------                                      -----                                   ----
Reuben F. Richards*                       Chairman of the Board                                 March 2, 1994

Burton M. Joyce*                          Chief Executive Officer,                              March 2, 1994
                                          President and Director
                                          (Principal Executive Officer)

Francis G. Meyer*                         Vice President, Chief Financial                       March 2, 1994
                                          Officer
                                          (Principal Financial Officer and
                                          Principal Accounting Officer)

Carol L. Brookins*                        Director                                              March 2, 1994


Edward M. Carson*                         Director                                              March 2, 1994


David E. Fisher*                          Director                                              March 2, 1994


Basil T.A. Hone*                          Director                                              March 2, 1994


John R. Norton III*                       Director                                              March 2, 1994


Henry R. Slack*                           Director                                              March 2, 1994



*By:   /S/ GEORGE H. VALENTINE
         George H. Valentine
         Attorney-in-Fact

                               INDEX TO EXHIBITS

SEQUENTIALLY
EXHIBIT                                                                                            NUMBERED
NUMBER                                            DESCRIPTION                                        PAGE
- ---------------------------------------------------------------------------------------------------------
(1)    Form of Purchase Agreement*

4)     Form of Indenture

5)     Opinion re Legality*

8)     Opinion re Tax Matters (included in Exhibit 5)*

12)    Statement re Computation of Ratios Of Earnings to Fixed Charges

23.1   Consent of Deloitte & Touche

23.2   Consent of Price Waterhouse

23.3   Consent of McDermott, Will & Emery (included in Exhibit 5)*

24)    Powers of Attorney

25)    Form T-1 Statement of Eligibility and Qualification under the Trust
         Indenture Act of 1939 of NationsBank of Texas, N.A.

______________
*       To be supplied by Amendment